Exhibit 1

AGREEMENT AND PLAN OF MERGER
Dated as of May 17, 2010
among
MAN GROUP PLC,
ESCALATOR SUB 1 INC.
and
GLG PARTNERS, INC.

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2010 (this “Agreement”), is among Man Group plc, a public limited company existing under the laws of England and Wales (“Parent”), Escalator Sub 1 Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and GLG Partners, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.
          WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions provided for in this Agreement;
          WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company (the “Controlling Holders”) are entering into (a) a voting and support agreement (the “Voting Agreement”) pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case on the terms set forth therein and (b) a share exchange agreement (the “Share Exchange Agreement”) pursuant to which, among other things, such stockholders have agreed to exchange their shares of Company Common Stock and Company Preferred Stock (in each case, as defined below) for Parent Ordinary Shares (as defined below);
          WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain Controlling Holders are entering into (a) a non-competition and non-solicitation agreement among Parent, the Company and Noam Gottesman, (b) a deed of vendor covenant among Parent, the Company and Pierre Lagrange and (c) a deed of vendor covenant among Parent, the Company and Emmanuel Roman, each dated the date hereof and effective on and from the Closing Date (as defined below);
          WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such shares and has resolved to recommend that such stockholders adopt and approve this Agreement and the Merger upon the terms and subject to the conditions set forth herein;
          WHEREAS, the Special Committee of the Board of Directors of the Company (the “Special Committee”) has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such shares (other than the Controlling Holders) and has resolved to recommend that such stockholders adopt and approve this Agreement and the Merger upon the terms and subject to the conditions set forth herein; and

          WHEREAS, concurrently with the execution of this Agreement, the Company and the Controlling Holders are executing and delivering a written waiver (a “Shareholders Agreement Waiver”) which, upon its effectiveness, among other things, waives the transfer restrictions set forth in Article II of the Shareholders Agreement.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
          SECTION 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
          SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on a date and at a time to be specified by the Company and Parent, which date shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Law and other than the condition set forth in Section 6.1(a), which may not be waived) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time, and other than the condition set forth in Section 6.2(c)), and which time shall be immediately after the satisfaction of the condition set forth in Section 6.2(c), or at such other place, date and/or time as may be agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
          SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as complies with, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”).
          SECTION 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended at and as of the Effective Time to be in the form of Exhibit A and Exhibit B, respectively, and as so amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended (subject to Section 5.8) as provided therein or by Law.
          SECTION 1.6 Directors and Officers of the Surviving Corporation. Each of the parties shall take all action necessary to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death or resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. Prior to the Closing Date, the Company shall take all action necessary to cause the directors of the Company to resign as directors of the Company effective no later than the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death or resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS
          SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) or the holder of any shares of capital stock of Merger Sub:
          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
          (b) Cancellation of Treasury Stock, Parent-Owned Stock and Preferred Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of the Company other than those Subsidiaries listed on Schedule 2.1(b), and any shares of Company Preferred Stock shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares to be canceled in accordance with Section 2.1(b), (ii) Dissenting Shares, (iii) the Company Restricted Shares and (iv) the Company Stock Rights) shall be converted into the right to receive $4.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”), or un-certificated book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2(b), without interest.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder that did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL (each, a “Dissenting Stockholder”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL. Any portion of the Merger Consideration made available to the Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.
          SECTION 2.2 Exchange of Certificates.
          (a) Agent. Upon the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Agent”), for the benefit of the holders of shares of Company Common Stock converted at the

Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(c), the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 2.1(c). All cash so deposited with the Agent shall, pending its disbursement to such holders, be invested by the Agent as directed by Parent; provided, however, that any investment of such cash shall in all events be limited to (i) direct short-term obligations of the U.S. government, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, respectively, (iv) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Agent will be payable to Parent or as Parent otherwise directs.
          (b) Procedures. As promptly as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Agent to mail to each holder of record of Company Common Stock converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration a letter of transmittal and related instructions, which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or book-entry transfer of the Book-Entry Shares) to the Agent and which shall otherwise be in customary form and shall include customary provisions (including with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares) for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Agent or such other evidence, if any, of transfer as the Agent may reasonably request), the holder of such Certificate (or Book-Entry Shares, as applicable) shall be entitled to receive promptly in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate (or Book-Entry Shares, as applicable), and the Certificate (or Book-Entry Shares, as applicable) so surrendered shall forthwith be canceled. If any portion of such consideration is to be issued and paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Shares were registered, it shall be a condition to such issuance and payment that (1) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (2) the Person requesting such issuance and payment shall have paid any transfer and other Taxes required by reason of the issuance and payment of such consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares surrendered or shall have established to the reasonable satisfaction of the Agent and the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. Notwithstanding anything to the contrary in this Agreement, a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Agent to receive the consideration to which such holder is entitled pursuant to this Article II in respect of such Book-Entry Shares.
          (c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration issued and paid in respect of shares of Company Common Stock represented by Book-Entry Shares, or upon the surrender for exchange of Certificates, in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Book-Entry Shares and Certificates (as applicable), and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Book-Entry Shares or Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for in this Agreement or by Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue and pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be issued and paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.
          (e) Termination of Fund. At any time following the one (1) year anniversary of the Closing Date, Parent or the Surviving Corporation shall be entitled to require the Agent to deliver to it any instruments and funds (including any interest received with respect thereto) that had been made available to the Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          SECTION 2.3 Company Equity Awards.
          (a) Immediately prior to the Effective Time, each Company Restricted Share which is then outstanding shall be converted into the right to receive from the Surviving Corporation an amount in cash equal to the Merger Consideration, the receipt of which shall be subject to the same vesting conditions and other restrictions that were applicable to such Company Restricted Share at the time it was cancelled. For the avoidance of doubt, no interest shall accrue on any cash amount pending the satisfaction of any vesting or other restrictions. As of the Effective Time, all such Company Restricted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Shares, which immediately prior to the Effective Time represented any such Company Restricted Share shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration, subject to the applicable vesting conditions and other restrictions, to be paid in consideration therefor.
          (b) As of the Effective Time, each outstanding award under the Company Stock Plans which represents a right to receive a share of Company Common Stock upon satisfaction of vesting conditions, which for the avoidance of doubt shall exclude the Company Restricted Shares (the “Company Stock Rights”), shall be assumed by the Surviving Corporation, subject to the same vesting and other terms and conditions that were applicable to such Company Stock Rights prior to the Effective Time. Following the Effective Time, subject to the terms and conditions thereof, the Company Stock Rights shall be settleable in Parent Ordinary Shares equal to the product (which shall be rounded down to the nearest whole share) of (i) the number of shares underlying such Company Stock Rights multiplied by (ii) the Exchange Ratio. Notwithstanding the foregoing, if and to the extent the representations and warranty contained in the last sentence of Section 3.2(c) is not true and complete as of the Effective Time, or the rollover contemplated in the first sentence of this Section 2.3(b) would be prohibited by applicable securities Laws, the affected Company Stock Rights shall be converted as of the Effective Time into a right to receive an amount in cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock covered by such Company Stock Rights, the receipt of which shall be subject to the same vesting and other conditions that were applicable to such Company Stock Rights immediately prior to the Effective Time.
          (c) Prior to the Effective Time, the Company shall, or shall cause the appropriate administrative body to, take all actions and make such determinations with respect to the Company Restricted Shares and the Company Stock Rights, in each case, as necessary to implement the foregoing provisions of this Section 2.3 (including, any such actions as may be reasonably requested by Parent). Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, restricted stock rights, restricted stock units, phantom equity awards, warrants or other rights or agreements which would entitle any Person, other than Parent and its subsidiaries, to own any equity interest in the Surviving Corporation or to receive any payment in respect thereof (other than as provided in Section 2.3(a) or 2.3(b)).
          SECTION 2.4 Exchangeable Shares and Preferred Stock. Prior to the Closing Date, the Board of Directors of the Company (or, if appropriate, any committee of the Board of

Directors of the Company), shall take all action or make such determinations, in each case, necessary to give effect to (a) the exchange or conversion of Exchangeable Shares (as defined below) as contemplated by the Share Exchange Agreement and (b) the redemption of all outstanding shares of Series A Voting Preferred Stock, par value $0.0001 per share, of the Company.
          SECTION 2.5 Withholding Taxes. Parent, the Surviving Corporation and the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law (including, as applicable, by acceleration to the Effective Time of the vesting of cash awards (under Section 2.3(b)) in an amount sufficient to pay the income tax and/or employee national insurance contributions liability that arises as a result of the transactions contemplated in Section 2.3(b) in respect of U.K. employees). To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In addition, to the extent such amounts are insufficient to cover the income tax and/or employee national insurance contributions liability imposed on the service provider, vesting of the awards shall be accelerated in an amount sufficient to cover such income tax and/or employee national insurance contributions liability.
          SECTION 2.6 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.5), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, stock split, reclassification, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, stock split, reclassification, combination, exchange of shares or similar transaction.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed (I) in the Company SEC Documents filed with the SEC from and after March 2, 2009 but prior to date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (II) the definitive disclosure schedule letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          SECTION 3.1 Organization, Standing and Corporate Power.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted.
          (b) The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or other assets or the nature its business requires such licensing or qualification, except for failures to be so licensed, qualified or in good standing that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (c) The Company has made available to Parent correct and complete copies of the Organizational Documents of the Company, as in effect as of the date of this Agreement.
          (d) The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors of the Company and each committee of the Board of Directors of the Company, other than the Special Committee, held since November 2, 2007, except in each case for records that may discuss the Merger, strategic alternatives or other potential business development or strategic initiatives.
          SECTION 3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 150,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on May 4, 2010: (a) 251,242,969 shares of Company Common Stock were issued and outstanding (of which 20,664,059 shares of Company Common Stock were Company Restricted Shares), (b) 14,101,424 shares of Company Common Stock were held by the Company in its treasury, (c) 40,842,854 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, (d) 58,904,993 shares of Company Preferred Stock were issued or outstanding, (e) 54,484,677 shares of Company Common Stock were reserved for issuance upon exercise of the warrants described in Section 3.2(a) of the Company Disclosure Schedule (“Warrants”), (f) 61,424,730 shares of Company Common Stock were reserved for issuance upon conversion of the convertible notes described in Section 3.2(a) of the Company Disclosure Schedule (“Convertible Notes”) and (g) 58,904,993 shares of Company Common Stock were reserved for issuance upon conversion of the exchangeable shares described in Section 3.2(a) of the Company Disclosure Schedule (“Exchangeable Shares”). Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no Company Common Stock is owned by any Subsidiary of the Company.
          (b) Except for the Warrants, the Convertible Notes and the Exchangeable Shares, as of May 4, 2010 there were (i) no outstanding shares of capital stock of the Company, (ii) no outstanding securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company, and (iii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, no outstanding options, warrants or rights, or commitments or agreements, to acquire from the Company, or that obligate the Company to issue shares of capital stock of the Company or any securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any securities, options, warrants or rights convertible into or exchangeable or exercisable for shares of capital stock of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, since December 31, 2009, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to Warrants, Convertible Notes and Exchangeable Shares referred to in Section 3.2(a) that are outstanding as of the date of this Agreement or are issued after the date of this Agreement without violation of Section 5.5. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
          (c) The Company has made available to Parent with respect to each holder of Company Restricted Shares, as of May 16, 2010, the name of the holder of such awards, the number of shares of Company Restricted Shares held by such holder, the date on which such Company Restricted Shares was granted, and the applicable vesting schedule. The Company has made available to Parent with respect to each holder of Company Stock Rights, as of May 16, 2010, the name of the holder of such awards, the number of shares of Company Common Stock underlying such award, the date on which such Company Stock Right was granted, and the applicable vesting schedule and settlement dates. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, each holder of Company Stock Rights is a non-U.S. resident.
          (d) The Company has delivered to Parent a true, complete and accurate list, as of May 16, 2010, of the name and address of each holder of Company Preferred Stock and Exchangeable Shares, in each case, as reflected on the stock transfer or other corporate records of the Company.
          SECTION 3.3 Authority; Voting Requirements.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and for it to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors (upon recommendation of the Special Committee), and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

          (b) The Special Committee, at a meeting duly called and held, has, by unanimous vote, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) recommended to the Board of Directors of the Company the approval of the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions (subject to obtaining the Company Stockholder Approval), and (iii) recommended to the Board of Directors of the Company the approval of the execution and delivery of the Share Exchange Agreement by the stockholders of the Company party thereto, and the consummation of the Share Exchange Transactions.
          (c) The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company to obtain the Company Stockholder Approval in accordance with the terms of this Agreement, (iv) resolved, subject to Section 5.3, to recommend that the stockholders of the Company adopt this Agreement at the Company Stockholders Meeting and (v) approved the execution and delivery of the Share Exchange Agreement by the stockholders of the Company party thereto and the consummation of the Share Exchange Transactions.
          (d) The Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.
          (e) The Board of Directors of the Company has adopted resolutions sufficient to render inapplicable the limitations on “business combinations” contained in Section 203 of the DGCL to Parent and Merger Sub, this Agreement, the Share Exchange Agreement, the Voting Agreement and the Merger. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Organizational Documents of the Company, is applicable to Parent or Merger Sub, this Agreement, the Share Exchange Agreement, the Voting Agreement and the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other Transactions, (ii) have the effect of invalidating or voiding any provision of this Agreement, the Share Exchange Agreement, the Voting Agreement or the Certificate of Merger or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Share Exchange Agreement, the Voting Agreement or the Certificate of Merger.
          SECTION 3.4 Non-contravention. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, compliance by the Company with any of the terms or provisions hereof or the consummation of the Share Exchange Transactions, will (a) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.5 are made, (i) violate in any material respect any Law, injunction, order, judgment, ruling or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination, cancellation or redemption, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which the Company or any of its Subsidiaries is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, redemptions, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the Share Exchange Transactions.
          SECTION 3.5 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as such proxy statement may be amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the New York Stock Exchange, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings that may be required under, and compliance with other applicable requirements of, the HSR Act and (d) filings with Governmental Authorities required under, and compliance with other applicable requirements of, the Laws listed on Section 3.5 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or the consummation by the stockholders of the Company party thereto of the Share Exchange Transactions, except for such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually and in the aggregate, to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the Share Exchange Transactions.
          SECTION 3.6 Information Supplied.
          (a) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference (i) in the Proxy Statement and contained in the Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, or (ii) in any proxy solicitation materials of the Company and contained in any such proxy solicitation materials, as of the date of its first use, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of any Controlling Holder (in their capacity as a stockholder), Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing.
          (b) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Shareholder Circular or the Prospectus and contained in the Shareholder Circular or the Prospectus will, (a) in the case of the Shareholder Circular, at the date it (and any amendment or supplement thereto) is first mailed to shareholders of Parent or at the time of the Parent Shareholders Meeting and (b) in the case of the Prospectus, at the date it (and any amendment or supplement thereto) is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of any Controlling Holder (in their capacity as a stockholder), Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing.
          SECTION 3.7 Brokers. Except for Goldman Sachs International (“Goldman”) and Moelis & Company LLC (“Moelis”), the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A correct and complete copy of the engagement letter with each of Goldman and Moelis has been provided to Parent.
          SECTION 3.8 Opinion of Financial Advisor.
          (a) The Special Committee has received the opinion of Moelis, dated May 16, 2010, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of shares of Company Common Stock (other than the Controlling Holders) is fair from a financial point of view to such stockholders (the “Moelis Fairness Opinion”). A correct and complete copy of the Moelis Fairness Opinion will be delivered to Parent for informational purposes only upon receipt thereof by the Company. The Company has been authorized by Moelis to permit the inclusion of the Moelis Fairness Opinion and references thereto in the Proxy Statement, subject to prior review and consent by Moelis.
          (b) The Board has received the opinion of Goldman, dated May 17, 2010, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the aggregate consideration to be received by holders (other than Parent and its Affiliates) of shares of Company Common Stock, Exchangeable Shares and Convertible Notes under this Agreement and the Share Exchange Agreement is fair from a financial point of view to such holders (the “Goldman Fairness Opinion”). A correct and complete copy of the Goldman Fairness Opinion will be delivered to Parent for informational purposes only upon receipt thereof by the Company. The Company has been authorized by Goldman to permit the inclusion of the Goldman Fairness Opinion and references thereto in the Proxy Statement, subject to prior review and consent by Goldman.
          SECTION 3.9 Subsidiaries.
          (a) Section 3.9(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that have the concept of good standing) under the Laws of the jurisdiction of its organization set forth on Section 3.9(a) of the Company Disclosure Schedule and has all corporate, limited liability or partnership, as the case may be, power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted, except for failure to be in good standing or so qualified or have such power or authority that individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as otherwise specified on Section 3.9(a) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of (or other equity interests in) each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and non-assessable and, except for qualifying shares or the like, are owned, directly or indirectly, by the Company free and clear of any and all (x) Liens, (y) transfer restrictions (except for such transfer restrictions of general applicability as may be provided under applicable Laws) and (z) voting agreements or voting restrictions. Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, no outstanding options, warrants or rights to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, shares of capital stock of (or other equity interests in) a Subsidiary of the Company, and no outstanding securities of a Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of (or other equity interests in) a Subsidiary of the Company, in each case, are owned by a Person other than the Company or a wholly-owned Subsidiary of the Company.
          (b) Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, as of the date of this Agreement, any shares of capital stock of, or other equity interests in, any Person.
          (c) Each Subsidiary of the Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or other assets or the nature its business requires licensing or qualification, except for failures to be so licensed, qualified or in good standing that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Organizational Documents of each Subsidiary of the Company as in effect of the date of this Agreement.
          SECTION 3.10 Company SEC Documents; Undisclosed Liabilities.
          (a) The Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, prospectuses, certifications, proxy statements and reports with the SEC since November 2, 2007 (the “IPO Date”) (such documents collectively, and together with all documents filed during such period on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC

Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. None of the Company’s Subsidiaries is (or has been at any time since the IPO Date) subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
          (b) Each of the consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of un-audited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of un-audited statements, to normal, recurring year-end audit adjustments).
          (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except liabilities or obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2010 (the “Balance Sheet Date”), or disclosed in the notes thereto, included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to this Agreement or otherwise in connection with the Transactions, or (iv) that individually and in the aggregate would not reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, or (v) liabilities and obligations under Contracts and the Company Plans.
          (d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required under as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, and such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting, to the Company’s auditors, to the audit committee of the Board of Directors of the Company and to Parent, (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
          (e) Since the IPO Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
          (f) Since the IPO Date, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or auditor of the Company or any of its Subsidiaries, has received or been informed of any credible complaint, allegation, assertion or claim, whether written or oral, regarding a deficiency with the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls reasonably likely to lead to material non-compliance by the Company with GAAP or the Exchange Act (including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices), which complaint, allegation, assertion or claim was not publicly disclosed in the Company SEC Documents or appropriately addressed or otherwise cured, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof.
          (g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or Company SEC Documents.
          SECTION 3.11 Absence of Certain Changes. Since the Balance Sheet Date:
          (a) the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice except for the execution and performance of this Agreement and the discussions and negotiations related thereto; and
          (b) there has not been any change, development, occurrence, event or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.12 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, there is no legal, administrative or arbitral proceeding, claim, suit, action, injunction, order, judgment, ruling, decree, regulatory enforcement action or disciplinary proceeding, or, to the Knowledge of the Company, investigation (i) pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of the Funds or any of their respective properties or assets before any Governmental Authority or (ii) pending or, to the Knowledge of the Company, threatened before any Governmental Authority against any officer, director or employee of the Company or any Subsidiary of the Company or any Fund with respect to the Company’s, the Subsidiaries’ and the Funds’ business activities.
          SECTION 3.13 Compliance With Laws; Licenses.
          (a) The Company, each of its Subsidiaries and the Funds are (and since the IPO Date have been) in compliance with all Laws applicable to the Company, any of its Subsidiaries or any of the Funds and their respective properties and assets, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole. Since the IPO Date, none of the Company, any of its Subsidiaries or any of the Funds has received written notice to the effect that a Governmental Authority (i) claimed or charged that the Company, any of its Subsidiaries, any of their respective officers, directors or employees, acting in such capacities, or any of the Funds was not in compliance with all Laws applicable to the Company, any of its Subsidiaries, any of their respective officers, directors or employees or any of the Funds, as the case may be, any of their properties or other assets or any of their businesses or operations, except for claims and charges that have been favorably resolved or (ii) was considering the amendment, termination, revocation or cancellation of any License (as defined below), except, in the case of clause (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole.
          (b) Since the IPO Date, none of the Company, any of its Subsidiaries or any of the Funds has received written notice of a claim or charge that has not been favorably resolved by a Governmental Authority of a violation of the securities Laws (which include, without limitation, Laws relating to investment management) of the United States, the United Kingdom or the Cayman Islands by the Company, any of its Subsidiaries, any of their respective officers, directors or employees, or any of the Funds that could, individually or in the aggregate, reasonably be expected to negatively affect (other than in a transitory manner) the reputation of the Company and its Subsidiaries, their business franchise, their ability to raise and retain assets under management and their ability to preserve and attract Clients or key employees and partners in a significant or fundamental way.
          (c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person (i) “associated” (as defined under the Investment Advisers Act of 1940, as amended (the “Advisers Act”)) with, or (ii) who is an “affiliated person” (as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) of any of the foregoing, has been convicted of any crime or is or has engaged in any conduct that would be a basis for

(A) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or the creation of a disclosure obligation under Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (B) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (C) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of the Company, there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.
          (d) Each Subsidiary identified on Section 3.13(d) of the Company Disclosure Schedule (the “Registered Advisers”) has at all times required by applicable Law been duly registered as an investment adviser under the Advisers Act except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has at all times required by applicable Law been duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing, qualification or notification is required in order to conduct its business, except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole. The Company has delivered to the Parent true and complete copies of the most recent Form ADV (including Part II) of each Registered Adviser, as amended to date, and any other applicable foreign and domestic registration forms, likewise as amended to date. The information contained in such forms was in material compliance with applicable Law and true and complete in all material respects at the time of filing and the Company has made all amendments to such forms as is required to make under applicable Laws. Each Registered Adviser has adopted a written policy regarding insider trading and a code of ethics, which complies in all material respects with all applicable provisions of the Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder), copies of which have been made available to Parent. All employees of the Registered Advisers have executed acknowledgments that they are bound by the provisions of the applicable insider trading policies and code of ethics, except as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, during the past three (3) years, there have been no violations or allegations of violations of such codes of ethics or insider trading policies. Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, each Registered Adviser has adopted a written compliance program regarding such Registered Adviser’s satisfaction of the requirements of Rule 206(4)-7 under the Advisers Act. The Company and its Subsidiaries (i) have all Permits, registrations, certifications and other approvals (collectively, “Licenses”) required from Governmental Authorities required in order for them to lawfully conduct their business in the manner presently conducted, except where the failure to have the same would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole and (ii) are in compliance with the terms of all such Licenses, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole. No person other than any full-time employee of the Company or its Subsidiaries renders investment education or investment management services on behalf of the Company or its Subsidiaries to Clients of the Company or its Subsidiaries, or solicits Clients with respect to the provision of investment advice or investment management services by the Company or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole.
          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, and except as set forth on Section 3.13(e) of the Company Disclosure Schedule, none of the Subsidiaries of the Company is a “broker” or “dealer” within the meaning of the Exchange Act, a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act, or a trust company. Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries or any of their respective officers or employees is, nor during the past five (5) years has any such Person been, registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, a sales person or in any similar capacity with the SEC, the CFTC, the NFA, the FINRA or the securities commission of any state or any self-regulatory body and no such Person is subject to any material liability or disability by reason of any failure to be so registered.
          (f) Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has complied with (i) the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder, (ii) the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (iii) other national or international anti-money laundering Laws, in the case of clauses (ii) and (iii), to the extent such Laws are applicable to them.
          SECTION 3.14 Contracts.
          (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of each Company Material Contract as of the date of this Agreement, except for any contract that has been filed as an exhibit to the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2009 or the Quarterly Report on Form 10-Q filed by the Company for the quarter ended March 31, 2010. For purposes of this Agreement, “Company Material Contract” shall mean each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
          (i) is or would be required to be (A) filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K or (B) disclosed by the Company on a Current Report on Form 8-K;

          (ii) (A) is an exclusivity agreement or arrangement, or (B) purports to (1) restrict the ability of the Company or any of its Subsidiaries or Affiliates to compete in any geographic area or line of business or (2) limit the Persons to whom the Company or any of its Subsidiaries or Affiliates may sell products or deliver services, in each case, in a manner that is material to the Company and its Subsidiaries taken as a whole;
          (iii) is a joint venture, partnership or similar or related agreement;
          (iv) involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of a business, division or Subsidiary that (A) was for aggregate consideration under such Contract (or series of related Contracts) in excess of $1,500,000 or (B) contain obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and could result in material payments by the Company or any of its Subsidiaries;
          (v) is a loan or credit agreement, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, in each case, in excess of $5,000,000.
          (vi) is a financial derivatives master agreement or confirmation, futures account agreement, or similar Contract or instrument, evidencing financial hedging or similar trading activities;
          (vii) is a mortgage, pledge, security agreement or other Contract granting a Lien (other than a Permitted Lien) on any material property or asset of the Company or any of its Subsidiaries;
          (viii) prohibits or requires the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its wholly owned Subsidiaries prohibits the pledging of the capital stock or equity interests of the Company or any of its wholly owned Subsidiaries, or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;
          (ix) is reasonably likely to involve the payment, in one transaction or a series of related transactions, to or by the Company or any of its Subsidiaries of more than $5,000,000 in any twelve (12)-month period, other than (1) payments to Moelis and Goldman pursuant to their engagement letters, (2) interest payments under the Company’s outstanding indebtedness pursuant to Contracts and instruments set forth on Section 3.14(a)(v) of the Company Disclosure Schedule, (3) intercompany payments between or among the Company or its Subsidiaries, (4) payments under all management and investment management agreements between Funds and Clients, on the one hand, and the Company and its Subsidiaries, on the other hand, (5) payments and distributions under all limited partner interest letters and employment agreements and (6) payments under all Contracts that cannot be terminated without less than 60 days notice;

          (x) is a license agreement pursuant to which the Company or any of its Subsidiaries is a named party and licenses in material Intellectual Property, or licenses out material Intellectual Property owned by the Company or its Subsidiaries, other than (A) non-exclusive licenses entered into in the ordinary course of business and (B) license agreements for commercially available software or information technology services on customary or standard terms;
          (xi) is with any Governmental Authority, other than investment management agreements entered into in the ordinary course of business;
          (xii) purports to subject the Company or any of its Subsidiaries to a “standstill” or similar restriction;
          (xiii) is a voting agreement or registration rights agreement;
          (xiv) is an Advisory Agreement with respect to Clients in managed accounts with $50,000,000 or more of assets under management;
          (xv) is a side letter or similar agreement (a “Side Letter”) entered into between the Company or any of its Subsidiaries, on the one hand, and any Client, on the other hand, including those that grant any “right of first refusal” or “most favored nations” rights or provide for indemnification or “claw-back” or similar undertakings requiring the rebate, reimbursement or refund of any fees in any such case, that is material to the Company and its Subsidiaries taken as a whole;
          (xvi) is a Contract for the distribution or sale of shares or units of a Fund, other than those entered into in the ordinary course of business;
          (xvii) is a Contract for custody, transfer agent, administration, prime broker, accounting services or other similar services, other than those entered into in the ordinary course of business;
          (xviii) is a Lease of real property that is material to the Company and its Subsidiaries taken as a whole;
          (xix) is a Contract with any Controlling Holder or Affiliate thereof or any current or former member, officer, director or Affiliate of the Company, which was otherwise not made available to Parent on the Company’s electronic datasite prior to the date hereof that is material to the Company and its Subsidiaries, taken as a whole; or
          (xx) is a Contract for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $1,000,000.
          (b) The Company has made available to Parent or filed with the SEC correct and complete copies of each Company Material Contract, together with any and all amendments and supplements thereto. Each Company Material Contract is valid and binding on, and in full force and effect and enforceable in accordance with its terms, by the Company or its Subsidiary party thereto, and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception and except for failures to be valid, binding, in full force and effect and enforceable as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, is in default under any Company Material Contract (nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto), except for defaults as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No party to any Company Material Contract has given the Company or any of its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or not renew, any Company Material Contract which event would, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole.
          SECTION 3.15 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole:
          (a) (i) All income, franchise and corporation Tax Returns and all other material Tax Returns required to be filed by or on behalf of each of the Company and the Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of each of the Company and the Subsidiaries have been fully and timely paid. The Company and each Subsidiary complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld and paid under all applicable Laws. There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary, other than Permitted Liens.
          (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements.
          (c) All deficiencies asserted or assessments made, in writing, as a result of any examinations by any Taxing Authority of the Tax Returns of the Company or any Subsidiary have been fully paid. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.
          (d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section

355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.
          (e) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to income, franchise or corporation Taxes or other material Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received. No written (or, to the Knowledge of the Company, other) claim has been made by a Taxing Authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary is (i) subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority or (ii) has entered into any agreement with a Taxing Authority the provisions of which remain in force.
          (f) The Company has made available to Parent correct and complete copies of (i) all income, franchise and corporation and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any material audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income, franchise or corporation Taxes of the Company or any of its Subsidiaries.
          (g) The Company will not be during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
          (h) None of the Company, any Subsidiary or any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary.
          (i) Neither the Company nor any Subsidiary is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary Tax group (other than a group the common parent of which is the Company).
          (j) The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Subsidiary has participated in any “listed transaction” or “reportable transaction” within the meaning of Section 6707A of the Code, Treasury Regulations Section 1.6011-4 (and any predecessor provision) or any applicable comparable provisions of state, local or non-United States law or regulations.

          (k) No goodwill or going concern value of the Company or any Subsidiary was held or used by any of the Company, any Subsidiary or a “related person” (as defined in Section 197(f)(9)(C) of the Code) prior to August 11, 1993.
          (l) No Subsidiary has ever been a passive foreign investment company within the meaning of Section 1297 of the Code or a foreign investment company within the meaning of Section 1246 of the Code.
          (m) Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment, branch or agency in any country other than the country in which it is organized and resident, or has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, and neither the Company nor any Subsidiary is a permanent establishment, branch or agency of any Fund.
          (n) Each Company and Subsidiary is and has at all times been tax resident only in its jurisdiction of organization or incorporation.
          (o) Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement, nor the satisfaction of any condition to which this Agreement is subject, will result in any asset of the Company or any Subsidiary being deemed to have been disposed of and reacquired for Tax purposes or will otherwise give rise to a Tax liability for the Company or any Subsidiary.
          (p) No event, transaction, act or omission has occurred which could result in the Company or any Subsidiary becoming liable for Tax which is primarily or directly chargeable against or attributable to a person other than the Company or Subsidiary or which is charged by reference to the income or gains of or any supplies, acquisitions or importations made by another person.
          (q) Each of the Company and its Subsidiaries (i) if required by Law, is registered for the purposes of the VATA, (ii) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA, (iii) has complied in all respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis, (iv) has not been required by a Taxing Authority to give security under the VATA, and (v) is not a member of a VAT group.
          SECTION 3.16 Employee Benefits and Labor Matters.
          (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other material benefit plans, programs, policies, agreements or arrangements (whether contractually binding or not) relating to or otherwise governing the holding of or acquisition of any stock or any rights to or options over any stock, any bonus or other incentive compensation, equity or equity-based compensation, deferred compensation, change in control, severance, termination of employment, retirement benefits, pension benefits, lump sum benefits (whether payable on leaving service, death, disablement or otherwise), jubilee payments, retention, loans, salary continuation, health, life insurance or educational assistance plan, with respect to which either (1) the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, to or in respect of current or former employees, staff engaged on a non employment basis (including without limitation any individuals who perform or who have in the past performed services and are or were members of any limited partnership, any individual consultants, or directors or other officers of the Company or any of its Subsidiaries) (such persons being collectively the “Covered Staff”), or any persons dependent upon any Covered Staff or (2) under which any Covered Staff or persons dependent on any Covered Staff have rights, entitlements or legitimate expectations which have arisen as a result of their employment by or engagement with the Company or any of its Subsidiaries or its predecessor entities (collectively, the “Company Plans”). No Company Plan is or has been subject to Title IV of ERISA, or is a “multiemployer plan”, as defined in Section 3(37) of and subject to ERISA (a “Multiemployer Plan”), or is subject to Sections 4063 or 4064 of ERISA. Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed or been obligated to contribute (on a contingent basis or otherwise) to any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
          (b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Parent by the Company to the extent applicable: (i) any plans, rules, governing documentation, trust documents, insurance contracts, investment agreements, funding agreements or other funding arrangements, guarantees and all amendments thereto; (ii) the most recent annual returns submitted to any relevant regulator or Taxing Authority including in respect of any relevant U.S. plans, Forms 5500 and all schedules thereto; (iii) the most recent actuarial report or other funding summary and any updates thereto; (iv) where the Company Plan benefits from any tax-favored status, the relevant confirmation from the Taxing Authorities including for any relevant U.S. plans the most recent IRS determination letter; (v) all booklets, summaries and other material communications to any Covered Staff regarding the Company Plans (excluding for the avoidance of doubt any correspondence that relates solely to an individual member of a Company Plan that provide benefits for more than one member of Covered Staff), the most recent summary plan descriptions, summaries of material modifications; and (vi) written summaries of all non-written Company Plans.
          (c) A correct and complete copy of each of the employment agreements for each officer, director or member of the Senior Management Advisory Group of the Company, as set forth on Section 3.16(c) of the Company Disclosure Schedule, have previously been delivered by the Company to Parent.
          (d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Plans and the Employment Agreements have been established, operated, administered and maintained, in all respects, in accordance with their terms and with all applicable provisions of all applicable Laws including where applicable ERISA and the Code.
          (e) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt,

(ii) nothing has occurred with respect to the operation of the Company Plans that is reasonably expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code, and (iii) the Company Plans intended to qualify for any tax-favored treatment or other similar exemption under any other non U.S. Tax regime comply with the relevant requirements and nothing has occurred with respect to the operation of any such Company Plan that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax.
          (f) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending material actions, audits or investigations by any Governmental Authority, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that is reasonably likely to form the basis for any such claim or lawsuit.
          (g) None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required by a relevant statute and at the expense of the participant or the participant’s beneficiary (excluding any governmental subsidy).
          (h) Except as set forth on Section 3.16(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in combination with another event) or the Share Exchange Transactions (either alone or in combination with another event) will (i) result in any payment becoming due to any member of Covered Staff; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in any member of Covered Staff being in a better position than he or she would have been in otherwise; (iv) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Plan; or (v) require any contributions or payments to fund any obligations under any Company Plan. Except as set forth on Schedule 3.16(h) of the Company Disclosure Schedule, the consummation of the Transactions will not be a factor causing payments to be made by the Company or any Subsidiary to be non-deductible (in whole or in part) under Section 280G or Section 162(m) of the Code, or would be subject to withholding under Section 4999 of the Code.
          (i) Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any current or contingent liability for (i) the misclassification of any individual who performs services for and who is not treated as an employee of the Company or any of its Subsidiaries; (ii) any outstanding payments due to or in respect of any Covered Staff; or (iii) any claim arising out of any breach of contract, any claim arising out of employment protection law in any jurisdiction (whether in relation to discrimination or otherwise) or termination of employment or engagement of any member of Covered Staff.
          (j) None of the Covered Staff of the Company or its Subsidiaries is represented in his or her relationship with the Company or any of its Subsidiaries by any trade union, works council, staff association or other labor organization (collectively a “Labor Organization”). Neither the Company nor any of its Subsidiaries has recognized any Labor

Organization, nor has any Labor Organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any Labor Organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There are no strikes, slowdowns, or work stoppages or lockouts involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. Except as set forth on Section 3.16(j) of the Company Disclosure Schedule, in the last 12 months prior to the date of this Agreement there have been no redundancy or severance programs involving the termination of employment of 20 or more employees within a 30 day period and no transfer of staff to or from the Company or any Subsidiary by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006.
          SECTION 3.17 Intellectual Property.
          (a) For purposes of this Agreement:
          (i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.
          (ii) “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.
          (iii) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following in any jurisdiction: (A) patents, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights (collectively, “Copyrights”); (D) rights in databases whether arising under Directive 96/9/EC or otherwise (collectively “Database Rights”); (E) rights in designs not being Patents or Marks, whether registered or unregistered (collectively, “Designs”); (F) confidential and proprietary information, or non-public processes, designs, specifications, Technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, (collectively, “Trade Secrets”); and (G) all applications, registrations and permits related to any of the foregoing clauses (A) through (F).

          (iv) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.
          (v) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
          (b) Section 3.17(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Patents, pending Patent applications, registered Marks, pending applications for registrations of any Marks, registered Copyrights, pending applications for registration of any Copyrights, and Internet domain names, in each case, owned or filed by the Company or any of its Subsidiaries (the “Registered Intellectual Property”) on the date hereof. Section 3.17(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Registered Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
          (c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use and license all of the Company Intellectual Property and Company Technology as used or licensed in the operation of the business, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, the use, practice or other exploitation of the Company Intellectual Property and/or the Company Technology by the Company or any of its Subsidiaries, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of, misappropriate or otherwise violate any Intellectual Property Rights of any third Person. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, license, practice, exploit, transfer or dispose of any Company Intellectual Property or Company Technology, or any products or services covered thereby in any manner nor has the Company nor any of its Subsidiaries received written notice of any such threatened claim.
          (d) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).
          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken reasonable measures to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or its Subsidiaries. To the Knowledge of the Company, no employee, consultant or independent contractor of the Company or any of its Subsidiaries is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company or its Subsidiaries, in default or breach of any material term of any non-disclosure agreement or assignment of invention agreement, except as would not, individually or in the aggregate, reasonably be expected to have a material negative impact on the Company and its Subsidiaries, taken as a whole.
          (f) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary and adequate in all material respects for the operation of the Company’s and its Subsidiaries’ businesses, as currently conducted. The Computer Systems have not failed to any material extent and the data which they process has not been materially corrupted. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.
          SECTION 3.18 Title to Property. The Company and its Subsidiaries have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in and to, all properties and other assets which were reflected on the most recent financial statements included in the Company SEC Documents and which are, individually or in the aggregate, material to the business or financial condition of the Company and its Subsidiaries, taken as a whole on a consolidated basis (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement),
          SECTION 3.19 Insurance. The Company and each of its Subsidiaries maintain insurance policies that, to the Knowledge of the Company, are reasonable and customary in the industry in which the Company and its Subsidiaries operate. All material insurance policies maintained by the Company and its Subsidiaries as of the date hereof (or summaries thereof) have been provided or made available to Parent or Merger Sub. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all such policies are in full force and effect and (b) neither the Company nor any of its Subsidiaries is in breach or default under any policy.
          SECTION 3.20 Funds.
          (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Fund (specifying the legal name of the entity acting as manager), together with its jurisdiction of organization and the jurisdictions in which it is licensed or qualified or registered to do business. Section 3.20(a) of the Company Disclosure Schedule further sets forth, for each Fund, the Adjusted Assets Under Management as of the most recent month-end.
          (b) Except (x) as disclosed in Section 3.20(b) of the Company Disclosure Schedule or (y) as would not reasonably be expected to have a Company Material Adverse Effect:
          (i) Each of the Company and its Subsidiaries, as applicable, complies, and has complied with all Advisory Agreements relating to the Funds (collectively, “IMA”) and all Fund documentation to which it is or has been a party or which relates or has related to it and has no outstanding liability in respect of any failure to comply with any such IMA or Fund documentation.
          (ii) Each Fund that is operated, managed, marketed or distributed by the Company or any of its Subsidiaries is and has been operated, managed, marketed or distributed in all material respects in accordance with the terms of appointment of the Company or a Subsidiary, the relevant Fund documentation and with all applicable Laws, including (without limitation) the Laws of the jurisdiction in which the Fund is marketed and all applicable anti-money laundering Laws.
          (iii) Each Fund has marketing literature that was when issued and (if still current) remains correct and not misleading and compliant with all applicable Laws.
          (iv) Each Fund has, at all relevant times during which the Company or its Subsidiaries have managed the Fund, been duly established in the jurisdiction in which it purports to be established and all necessary notifications to, and registrations with, local regulatory and other bodies have been made to permit such activities as are carried out by or in relation to such Fund and all necessary licenses and approvals have been obtained in relation to it.
          (v) Each Fund is, and has been at all relevant times during which the Company or its Subsidiaries have managed the Fund, duly authorized under the applicable Law in the country in which it is established and, to the Company’s knowledge, there is no investigation, inquiry, proceeding or other circumstance (including, without limitation, the entering into or consummation of this Agreement) which is likely to result in the suspension, cancellation, refusal, modification or revocation of any such authorization.

          (vi) The ownership interests in each Fund have been duly and validly issued and are fully paid and nonassessable and the ownership interests in each Fund were issued and sold pursuant to applicable exemptions from any registration under, and/or in compliance with, any securities Laws.
          (vii) Since their inception, each of the Funds operated or managed by the Company or any of its Subsidiaries has been operated and managed and is currently being operated and managed in compliance in all material respects with all applicable Laws and its respective investment objectives, guidelines, policies, constituent documents and any applicable restrictions. Except as set forth in Section 3.20(b) of the Disclosure Schedule, none of the Funds is registered as, or is required to be registered as, an investment company under the Investment Company Act.
          (viii) True, correct and complete copies of all offering documents, forms of subscription agreements, administrative services agreements, distribution, solicitation or placement agency agreements, solicitation agreements and custody agreements, as applicable, or any similar written agreements, including all Side Letters, in any case pertaining to the Funds have been made available to Parent.
          (c) Each Fund is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, limited company, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification is not reasonably expected to have a Company Material Adverse Effect
          (d) Except as set forth on Section 3.20(d) of the Company Disclosure Schedule, as of the date hereof, none of the Funds have suspended investor redemptions or imposed any “gates” or currently contemplate taking any such actions.
          (e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the assets of any of the Funds are held in a side pocket within the Fund or have been transferred to a separate Fund which has been established for the sole purpose of holding such assets.
          (f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, none of the IMA for the Funds are subject to key person provisions.
          (g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, the consummation of the Transactions or the Share Exchange Transactions are not a basis for termination of any Advisory Agreements to which the Company, its Subsidiaries or the Funds are party and relate to assets under management in excess of $50 million.
          (h) Section 3.20(h) of the Company Disclosure Schedule sets forth each side letter or similar arrangement that has been entered into by the Company, any Subsidiary or any Fund with any Client in respect of such Client’s investment in any Fund which provide such Client with preferential redemption or withdrawal rights.

          (i) Since April 1, 2010 and through the date of this Agreement, the net redemptions and withdrawals of funds by Clients (or notices from Clients indicating a clear and unequivocal intention to redeem or withdraw funds (whether present or future)) are not material to the Company and its Subsidiaries, taken as a whole.
          SECTION 3.21 Environmental Matters. Except for those matters that, individually or in the aggregate do not have and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (B) to the Knowledge of the Company, no conditions exist with respect to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.
          SECTION 3.22 No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) and any such other representations or warranties are hereby disclaimed. In particular, without limiting the foregoing disclaimer, none of the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives or shall have or be subjected to any liability with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as disclosed in the definitive disclosure schedule letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as follows:
          SECTION 4.1 Organization. Parent is a public limited company duly organized, validly existing and in good standing under the Laws of England and Wales. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or other assets or the nature its business requires licensing or qualification, except for failures to be so licensed, qualified or in good standing that, individually and in the aggregate, has not had and could not reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).
          SECTION 4.2 Ownership and Operations of Merger Sub. Parent owns of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and the Share Exchange Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement and the Share Exchange Agreement.
          SECTION 4.3 Authority.
          (a) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Parent Shareholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Board of Directors and by Parent as the sole stockholder of Merger Sub, and except for obtaining the Parent Shareholder Approval and obtaining the approval of the Board of Directors of Parent to the publication of the Shareholder Circular and the Prospectus (provided that obtaining such approval shall not be a condition precedent to Parent’s and Merger Sub’s obligations to effect the Merger), no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Parent Ordinary Shares present and voting at the Parent Shareholders Meeting (or any adjournment or postponement thereof) in favor of approving the Transactions and the Share Exchange Transactions (the “Parent Shareholder Approval”) is the only vote or approval of the holders of any class or series of shares of Parent which is necessary to approve the Transactions and the Share Exchange Transactions. Parent confirms that the Parent Shareholder Approval is required in accordance with Chapter 10 of the Listing Rules by reference to the relevant facts and circumstances at the date of this Agreement.
          SECTION 4.4 Non-contravention. None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions, compliance by Parent and Merger Sub with any of the terms or provisions hereof or the consummation of the Share Exchange Transactions, will (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub or (b) assuming that the authorizations, consents and approvals referred to in Section 4.5 and the Parent Shareholder Approval are obtained and the filings referred to in Section 4.5 are made, (i) violate any Law, injunction, order, judgment, ruling or decree of any Governmental Authority applicable to Parent or Merger Sub or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub, under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the Share Exchange Transactions.
          SECTION 4.5 Governmental Approvals. Except for (a) the filing with, and approval of, the UKLA of (i) a circular relating to the Parent Shareholders Meeting (as such shareholder circular may be amended or supplemented from time to time, the “Shareholder Circular”) and (ii) a prospectus in respect of Parent Ordinary Shares to be issued in connection with the Share Exchange Transactions (as such prospectus may be amended or supplemented from time to time, the “Prospectus”) and other filings required under, and in compliance with other applicable requirements of, the Exchange Act, FSMA and the Listing Rules of the UKLA made under Part VI of FSMA (the “Listing Rules”) or the Admission and Disclosure Standards of the London Stock Exchange, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings with Governmental Authorities required under, and compliance with other applicable requirements of, the Laws listed on Section 4.5 of the Parent Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent and Merger Sub of the Transactions or the consummation of the Share Exchange Transactions, except for such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the Share Exchange Transactions.
          SECTION 4.6 Information Supplied.
          (a) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference (i) in the Proxy Statement and contained in the Proxy Statement, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, or (ii) in any proxy solicitation materials of the Company and contained in any such proxy solicitation materials, as of the date of its first use, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of any Controlling Holder (in their capacity as a stockholder) or the Company for inclusion or incorporation by reference in any of the foregoing.

          (b) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Shareholder Circular or Prospectus and contained in the Shareholder Circular or Prospectus will, (a) in the case of the Shareholder Circular, at the date it (and any amendment or supplement thereto) is first mailed to shareholders of Parent or at the time of the Parent Shareholders Meeting and (b) in the case of the Prospectus, at the date it (and any amendment or supplement thereto) is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of any Controlling Holder (in their capacity as a stockholder) or the Company for inclusion or incorporation by reference in any of the foregoing.
          SECTION 4.7 Brokers. Except for the fees and expenses of brokers that will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or the Share Exchange Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries in connection with Parent’s and Merger Sub’s entering in to this Agreement.
          SECTION 4.8 Sufficient Funds. Parent and Merger Sub, at the Effective Time, will have sufficient funds to pay the aggregate Merger Consideration and to pay all fees and expenses payable by them in connection with the Transactions and the Share Exchange Transactions.
          SECTION 4.9 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. Each of Parent and Merger Sub does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement, the Share Exchange Agreement or the Voting Agreement).
          SECTION 4.10 Legal Proceedings. There is no pending or, to the knowledge of Parent, threatened, Legal Proceeding imposed upon, Parent or any of its Subsidiaries, or any of their respective properties or assets, or any of the officers, directors or employees of Parent or its Subsidiaries, or to which Parent or one of its Subsidiaries is otherwise a party, in each case that could reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions or the Share Exchange Transactions.
          SECTION 4.11 Agreements and Understandings. Parent has disclosed to the Company and the Special Committee all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any other Subsidiary or affiliate of Parent, on the one hand, and (a) any Controlling Holder, (b) any other member of the Board of Directors or management of the Company or (c) any person that owns 5% or more of the shares of the outstanding capital stock of the Company (based on information filed with the SEC), on the other hand, in each case that relate in any way to the Company, the Surviving Corporation, the Transactions or the Share Exchange Transactions.
          SECTION 4.12 No Other Parent Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV, none of Parent or any of its Subsidiaries, or any of their respective stockholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person has made or is making any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) and any such other representations or warranties are hereby disclaimed. In particular, without limiting the foregoing disclaimer, none of Parent or any of its Subsidiaries, or any of their respective stockholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person makes or has made any representation or warranty to the Company, any of its Subsidiaries, or any of their Affiliates or Representatives or shall have or be subjected to any liability with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to the Company, any of its Subsidiaries or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
          SECTION 5.1 Company Stockholders Meeting; Preparation of the Proxy Statement.
          (a) The Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of stockholders of the Company (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) as promptly as practicable after the date of this Agreement for the purpose of obtaining the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders. The Company’s obligations pursuant to this Section 5.1(a) shall not be diminished or otherwise affected by (i) the receipt, disclosure or commencement of any Takeover Proposal (whether or not a Superior Proposal) or (ii) any proposed or actual change, qualification, withdrawal or modification of the Company Board Recommendation.
          (b) The Company shall, through the Board of Directors of the Company or any authorized committee thereof, but subject to the right to make a Company Adverse Recommendation Change in accordance with Section 5.3, (i) recommend to the stockholders of the Company that such stockholders adopt this Agreement and give the Company Stockholder Approval (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement. The Company shall use reasonable best efforts to obtain the Company Stockholder Approval. The Company shall provide Parent with such information with respect to the solicitation of the Company Stockholder Approval as Parent may reasonably request.
          (c) As promptly as practicable following the date of this Agreement, the Company shall (using its reasonable best efforts) prepare, and file with the SEC, a preliminary Proxy Statement, which shall comply as to form in all material respects with applicable requirements of the Exchange Act. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Proxy Statement has been cleared by the SEC for mailing to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of the Company’s Representatives (as defined in Section 5.3), on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions (and, to the extent practicable, the Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) with respect to the Proxy Statement or the Transactions). If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the stockholders of the Company. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company all information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider in good faith all comments reasonably proposed by Parent and its counsel.
          SECTION 5.2 Parent Shareholders Meeting; Preparation of the Shareholder Circular and Prospectus
          (a) Parent shall establish a record date for, duly call, given notice of, convene and hold a general meeting of shareholders of Parent (including any adjournment or postponement thereof, the “Parent Shareholders Meeting”) as soon as practicable after the date of this Agreement for the purpose of obtaining the Parent Shareholder Approval.
          (b) Provided that to do so is not inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent under applicable Law (as reasonably determined by such

Board of Directors in good faith after consultation with outside legal counsel), Parent shall, through the Board of Directors of Parent, include a recommendation in the Shareholder Circular that shareholders of Parent vote so as to provide the Parent Shareholder Approval (the “Parent Recommendation”). Provided that to do so is not inconsistent with the fiduciary duties of the Board of Directors of Parent to Parent under applicable Law (as reasonably determined by such Board of Directors in good faith after consultation with outside legal counsel), Parent shall use reasonable best efforts to obtain the Parent Shareholder Approval as promptly as practicable after the date hereof and shall not adjourn or postpone the Parent Shareholders Meeting in order to frustrate or delay obtaining such Parent Shareholder Approval. Parent shall provide the Company with such information with respect to the solicitation of the Parent Shareholder Approval as the Company may reasonably request.
          (c) As soon as practicable following the date of this Agreement, Parent shall (using its reasonable best efforts) prepare, and file with the UKLA, drafts of the Shareholder Circular and the Prospectus, which shall comply as to form in all material respects with applicable requirements of the Listing Rules and FSMA. Parent shall use its reasonable best efforts to respond to any comments of the UKLA or its staff on the Shareholder Circular and the Prospectus. Parent shall cause (a) the Shareholder Circular to be mailed to the shareholders of Parent; and (b) the Prospectus to be published, in each case as soon as practicable after the Shareholder Circular and the Prospectus have both been approved by the UKLA. Parent shall notify the Company promptly of the receipt of any comments from the UKLA or its staff for amendments or supplements to the Shareholder Circular and Prospectus and will supply the Company with copies of all correspondence between Parent or any of Parent’s Representatives, on the one hand, and the UKLA or its staff, on the other hand, with respect to the Shareholder Circular and the Prospectus (and, to the extent practicable, Parent and its counsel shall permit the Company and its counsel to participate in all communications with the UKLA and its staff (including all meetings and telephone conferences) with respect to the Shareholder Circular and the Prospectus).
          (d) If at any time prior to the Parent Shareholders Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Shareholder Circular, the party that discovers such information shall promptly notify the other parties hereto and Parent shall prepare and file with the UKLA such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of Parent.
          (e) If at any time prior to the commencement of the trading of the Parent Ordinary Shares on the London Stock Exchange in connection with the Share Exchange Transactions, there arises or is noted a significant new factor, material mistake or inaccuracy relating to the information included in the Prospectus, that should be set forth in a supplement to the Prospectus, the party that discovers such information shall promptly notify the other parties hereto and Parent shall prepare and file with the UKLA such supplement as promptly as practicable and shall cause such supplement to be published once it has been approved by the UKLA.
          (f) The Company shall, and shall cause its Subsidiaries and Representatives to, cooperate with Parent (i) in the preparation of the Shareholder Circular and Prospectus or any

amendment or supplement thereto and (ii) in connection with maintaining or obtaining working capital financing for the Surviving Corporation. Without limiting the generality of the foregoing, the Company will furnish to Parent all information relating to it required by the Listing Rules and FSMA to be set forth in the Shareholder Circular and the Prospectus and all other information reasonably requested by the working capital financing sources. Notwithstanding anything to the contrary stated above, prior to filing, mailing or publishing the Shareholder Circular and the Prospectus (or any amendment or supplement thereto) or responding to any comments of the UKLA or its staff with respect thereto, Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider in good faith all comments reasonably proposed by the Company and its counsel.
          SECTION 5.3 Takeover Proposals; Board Recommendation; Etc.
          (a) Except as otherwise permitted by this Section 5.3, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ respective officers, directors, employees, financial advisors and investment bankers, agents and representatives (collectively, “Representatives”) to, directly or indirectly, (A) solicit (or facilitate or encourage, including by way of furnishing non-public information) the making of, or any inquiries regarding, or the making of any proposal or offer that is reasonably likely to lead to, a Takeover Proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal; provided, however, that if the Company or any of its Subsidiaries or Representatives receives following the date of this Agreement and prior to receipt of the Company Stockholder Approval, a written Takeover Proposal which was unsolicited and not involving a breach of this Agreement or any “standstill” agreement and that the Board of Directors of the Company (or any authorized committee thereof) reasonably determines in good faith, after consultation with outside legal counsel and an outside financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal, and such Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company and its Representatives may, prior to receipt of the Company Stockholder Approval and after providing Parent prior written notice of its intention to take such action, and subject to compliance with the Company’s obligations under this Section 5.3, (1) furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), any information with respect to the Company and its Subsidiaries to the Person (or group of Persons) making such Takeover Proposal (provided, that the Company shall concurrently provide to Parent all non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives) and (2) engage and participate in discussions and negotiations with such Person (or group of Persons) regarding such Takeover Proposal. Nothing contained in this Section 5.3 shall restrict the ability of the Company and its Representatives to request and obtain clarification of the terms of any Takeover Proposal. The Company shall provide Parent with a correct and complete copy of each confidentiality agreement entered into pursuant to this Section 5.3 within 48 hours of the execution thereof. The Company shall not enter into any confidentiality agreement with any Person which prohibits the Company from complying with its obligations to Parent under this Section 5.3. Without limiting any of the foregoing, it is understood that any violation of this Section 5.3 by the Company’s

Subsidiaries or Representatives under the Company’s control shall be deemed to be a breach of this Section 5.3 by the Company.
          (b) Except as permitted by this Section 5.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw, qualify or change, or publicly propose to withdraw, qualify or change, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend a Takeover Proposal or an indication of interest (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize or permit the Company or any of its Subsidiaries to enter into any merger, acquisition, share exchange or other agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with this Section 5.3) (each, a “Company Acquisition Agreement”) or (iii)(A) authorize or take any action to make the provisions of Section 203 of the DGCL (or any other “business combination,” “control share acquisition,” “fair price” or other similar anti-takeover Law), inapplicable to any transaction contemplated by a Takeover Proposal, or (B) release any Person from, or waive, terminate or fail to enforce, any “standstill” or similar obligation of any Person (other than Parent) with respect to the Company or any of its Subsidiaries. Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company or an authorized committee thereof receives a Takeover Proposal that the Board of Directors of the Company or an authorized committee thereof reasonably determines in good faith, after consultation with outside legal counsel and an outside financial advisor, constitutes a Superior Proposal, the Company may make a Company Adverse Recommendation Change with respect to such Superior Proposal and/or the Company or its Subsidiaries may enter into one or more Company Acquisition Agreements with respect to such Superior Proposal if, in the case of a Company Acquisition Agreement, the Company shall have, concurrently with such entry into such Company Acquisition Agreement, terminated this Agreement pursuant to Section 7.1(d)(ii) and paid to Parent the Company Termination Fee due under Section 7.3(b); provided, however, that no Company Adverse Recommendation Change and/or entry into any Company Acquisition Agreement and termination of this Agreement by the Company pursuant to Section 7.1(d)(ii), shall be made until after the third (3rd) Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days until the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “5.3 Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and/or enter into such Company Acquisition Agreement and terminate this Agreement pursuant to Section 7.1(d)(ii) and specifying the terms and conditions of (and the identity of the Person or group of Persons making) the Superior Proposal and including copies of all materials described in Section 5.3 (d)(ii) (it being understood and agreed that any amendment to the financial terms or other material terms or conditions of such Superior Proposal shall require a new 5.3 Notice and a new three (3) Business Day period (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days until the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)); and during such period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in a manner such that the failure by the Board of Directors of the Company to make a Company Adverse Recommendation Change or to so terminate this Agreement (taking into account the share exchange agreement and any similar arrangements or agreements contemplated by the relevant Takeover Proposal) would not be inconsistent with its fiduciary duties under applicable Law; and in determining whether to make any such Company Adverse Recommendation Change or termination (and whether the relevant Takeover Proposal still constitutes a Superior Proposal), the Board of Directors of the Company shall take into account any changes to the terms of this Agreement and the Share Exchange Agreement proposed by Parent. Any Company Adverse Recommendation Change shall be deemed not to change the approval of the Board of Directors of the Company for the purposes of causing Section 203 of the DGCL or any other state takeover statute or similar state Law to be inapplicable to the Transactions and the Share Exchange Transactions.
          (c) The Board of Directors of the Company may take and disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside legal counsel, that failure to so disclose such position would constitute a violation of applicable Law.
          (d) In addition to the other obligations of the Company set forth in this Section 5.3:
          (i) within 24 hours of the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing discussion or negotiation of, or cooperation with, or assistance or participation in, or facilitation of, any such inquiries, proposal, discussions or negotiations with any third party or its representatives or financing sources conducted prior to the date of this Agreement with respect to any Takeover Proposal, and the Company shall promptly require that each Person (other than Parent) that has executed a confidentiality agreement within the twelve (12)-month period prior to the date of this Agreement in connection with consideration of any potential Takeover Proposal to return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information; and
          (ii) the Company shall promptly advise Parent in writing, and in no event later than 24 hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or its Subsidiaries or Representatives in respect of a Takeover Proposal, and shall, in such notice to Parent, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request and the terms and conditions of such proposal or offer and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements, financing commitment letters and other written materials and correspondence received from or on behalf of such Person or group of Persons relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms and conditions of such proposal, offer, inquiry or request (and the Company shall provide Parent with copies of any additional drafts of agreements, financing commitment letters and other written materials and correspondence received that relate thereto) and the status of discussions or negotiations.

          (e) As used in this Agreement:
          (i) “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to the Company (and no less restrictive in any material respect with respect to the conduct of the Person to whom information is disclosed, including with respect to “standstill” provisions) than those contained in the Confidentiality Agreement.
          (ii) “Superior Proposal” shall mean any bona fide written offer made by a third-party to the Company entered into after the date of this Agreement not involving a breach of this Agreement or any “standstill” agreement, to acquire, directly or indirectly, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, which offer is on terms and conditions which the Board of Directors of the Company or any authorized committee thereof reasonably determines in good faith, after consultation with outside legal counsel and an outside financial advisor, to be more favorable from a financial point of view to the holders of Company Common Stock (in their capacity as such) than the Merger, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing).
          (iii) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or group of Persons relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of the outstanding Company Common Stock or any other class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person (or “group,” as defined under Section 13 of the Exchange Act) beneficially owning 15% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions and the Share Exchange Transactions.
          SECTION 5.4 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement (including Section 5.3(b) and 5.4(d)), each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations (A) required from third parties in connection with the Transactions (provided, however, that no party hereto shall be obligated to pay any consideration (or grant any financial accommodation) to any third party from whom any such approval, consent or other confirmation is requested) and (B) from Governmental Authorities necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to (1) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or harm to competition or (2) regulate foreign investment through mergers or similar transactions.
          (b) In furtherance and not in limitation of the foregoing, (i) each of the parties hereto shall make any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as promptly as practicable, and (ii) each of the parties hereto shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law becomes applicable to any of the Transactions or Share Exchange Transactions, and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions and Share Exchange Transactions, take all action necessary to ensure that the Transactions and Share Exchange Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Share Exchange Agreement and otherwise minimize the effect of such Law on the Transactions and the Share Exchange Transactions.
          (c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall (1) have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to Transactions or the other parties that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions, and (2) to the extent allowed by the applicable Governmental

Authority, consult with the other parties hereto in advance of any meeting or conference with, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or other Governmental Authority relating to the Transactions and give the other parties hereto the opportunity to attend and participate in such meetings.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Surviving Corporation’s (or their respective Subsidiaries’) businesses, operations, assets or product lines, (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (iii) require any party to litigate or otherwise resist any administrative or judicial action or proceeding (including any proceeding by a private party) challenging any of the Transactions as violative of any Antitrust Law.
          (e) The Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the Irish Financial Services Regulatory Authority to the continued management of each Irish Fund by GLG Partners Asset Management Limited and discretionary investment management by GLG Partners LP following the Closing. The parties hereto agree that each such Irish Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby and the continued management of such Irish Fund by GLG Partners Asset Management Limited and discretionary investment management by GLG Partners LP following the Closing if such continued management following the Closing has been approved in accordance with the immediately preceding sentence, unless at any time prior to the Closing such Irish Fund notifies the GLG Partners Asset Management Limited in writing that such Irish Fund has terminated its Advisory Agreement prior to or following the Closing (and such notice is not withdrawn).
          (f) If consent is required or notice is required to be given (i) by applicable Law, (ii) by the Advisory Agreement of, or relating to, any Client (other than an Irish Fund) for the deemed assignment or continuation of the Advisory Agreement relating to such Client, or (iii) by the offering documents or constituent documents of any Fund, in each case as a result of the consummation of the transactions contemplated by this Agreement, as promptly as practicable following the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, send a notice (“Transaction Notice”) informing any relevant Client of the transactions contemplated by this Agreement and (if required) requesting the consent of such Client to the transactions or the deemed assignment or continuation of such Advisory Agreement.

          (g) In connection with obtaining the Client consents under this Section 5.4, at all times prior to the Closing, the Company shall take reasonable steps to keep Parent informed of the status of obtaining such Client consents and, upon Parent’s request, make available to Parent copies of all such executed Client consents.
          (h) The Company shall deliver (or cause to be delivered) drafts of all Transaction Notices and other consent materials prepared by Company or its Affiliates to Parent a reasonable time prior to the mailing or distribution of such documents to any Client in order to afford Parent an opportunity to fully review and comment on such documents, and Parent shall have the right to so review and comment on such documents. Any reasonable comments provided by Parent on such documents shall be considered in good faith by the Company. The Company shall reasonably cooperate with Parent and its Affiliates in connection with the obtaining of Client consents under this Section 5.4.
          SECTION 5.5 Conduct of Business.
          (a) Except as expressly contemplated, permitted or required by this Agreement or as required by applicable Law or as set forth in Section 5.5 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (1) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, to use reasonable best efforts to maintain existing relationships with Clients, intermediaries, employees, consultants and other Persons with whom the Company or its Subsidiaries have material business relationships, and (2) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:
          (i) issue, sell or grant any shares of its capital stock, equity or equity-based interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests, or any warrants, options or right to purchase or acquire any shares of its capital stock or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests, or amend the terms of any warrants, options, rights to purchase or acquire shares of its capital stock or equity interests or any securities or rights into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests; provided, that the Company may issue shares of Company Common Stock upon (A) the exercise of Warrants, (B) the conversion of Convertible Notes and (C) the exchange of the Exchangeable Shares, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof;
          (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of its capital stock or equity interests, except (A) pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 5.5(a)(ii) of the Company Disclosure Schedule, or (B) in connection with withholding to satisfy tax obligations with respect to Restricted Stock or the forfeiture of equity awards that were granted under the Company Stock Plans and are outstanding on the date of this Agreement;
          (iii) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or equity interests or otherwise make any payments to its stockholders or other equity-holders in their capacity as such (other than dividends by a wholly owned Subsidiary of the Company to its parent or cumulative dividends in respect of the Exchangeable Shares in the ordinary course of business consistent with practice and in accordance with the terms of the FA Sub 2 Limited Organizational Documents);
          (iv) split, combine, subdivide or reclassify any shares of its capital stock;
          (v) incur or assume any indebtedness for borrowed money, issue or sell any debt securities, or guarantee any indebtedness or enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, except (A) borrowings by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices under the Company’s existing credit facility set forth in Section 5.5(a)(v) of the Company Disclosure Schedule and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility, (B) inter-company borrowings solely among the Company and its wholly owned Subsidiaries in the ordinary course consistent with past practice and (C) in connection with letters of credit issued in the ordinary course of business in amounts not in excess of $1,000,000 in the aggregate;
          (vi) make any loans or advances to any Person (other than the Company or any wholly owned Subsidiary of the Company), except travel and similar advances to its employees, and advances to customers, in each case, made in the ordinary course of business consistent with past practice;
          (vii) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 individually or $5,000,000 in the aggregate, except for any such capital expenditures as budgeted in the Company’s 2010 capital expenditure plan set forth in Section 5.5(a)(vii) of the Company Disclosure Schedule;
          (viii) sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its material properties or assets (including securities of Subsidiaries), except (A) sales, leases and licenses, in each case, in the ordinary course of business consistent with past practice or up to $10,000,000 in the aggregate, (B) pursuant to Contracts in force on the date of this Agreement and listed in Section 5.5(a)(viii) of the Company Disclosure Schedule, (C) dispositions of obsolete or worthless assets, (D) Permitted Liens and (E) pledges, mortgages or other encumbrances to secure indebtedness permitted hereunder;

          (ix) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all or any substantial amount of the capital stock or equity interest in, any Person (or a division or business of any Person), or (B) except in the ordinary course of business consistent with past practice, any assets for consideration in excess of $5,000,000 in the aggregate (excluding assets acquired from wholly owned Subsidiaries), in each case, other than acquisitions between or among the Company or its wholly owned Subsidiaries;
          (x) (A) increase in the severance, compensation, distributions or benefits payable to any of its current or former directors, officers, employees or consultants (including any limited partners, Affiliates or trustees) or establish, adopt, enter into, amend or terminate any Company Plan or Employment Agreements or any plan, program, policy, trust, fund or Contract (or other arrangement that would be a Company Plan or Employment Agreement if it were in existence as of the date of this Agreement) with, for or in respect of, any current or former director, officer, employee or consultant (including any limited partner, Affiliate or trustee), other than (1) as required pursuant to (x) the terms of the Company Plan or Employment Agreement in effect as of the date of this Agreement or (y) applicable Law, (2) increases in salaries, wages and benefits of employees (other than officers or directors) made as a result of promotions in the ordinary course of business and in amounts and in a manner consistent with past practice and (3) increases in salaries and wages of employees (other than officers or directors) that are otherwise in the ordinary course of business and in amounts and in a manner consistent with past practice or (B) pay or accrue any compensation, distributions or bonuses in advance or prior to the time such amounts would otherwise be due, paid or accrued in the ordinary course of business and in a manner consistent with the past practices of the Company and its Subsidiaries;
          (xi) (A) enter into, terminate or amend any Material Contract, or any other Contract that is material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the engagement letters referred to in Section 3.7, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions or the Share Exchange Transactions or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;
          (xii) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
          (xiii) (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim or assessment, (C) surrender any Tax refund, (D) amend any Tax Return or (E) file any Tax Return not prepared in accordance with the Company’s or the relevant Subsidiary’s or Fund’s past practices, in each case except insofar as may be required by applicable Law;

          (xiv) amend its Organizational Documents;
          (xv) adopt a plan or agreement of complete or partial liquidation or dissolution other than with respect to wholly owned Subsidiaries;
          (xvi) commence, settle or compromise any legal, regulatory, arbitral or administrative proceeding, claim, suit or action material to the Company and its Subsidiaries taken as a whole;
          (xvii) (A) redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than as required in accordance with its terms, or (B) except as required by Law, any judgment by a court of competent jurisdiction or the terms of any Contract in effect on the date hereof, pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are otherwise material to the Company and its Subsidiaries taken as a whole, other than the payment, discharge, settlement or satisfaction (1) in the ordinary course of business or in accordance with their terms of claims, liabilities or obligations (i) disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or (ii) incurred since the date of such financial statements in the ordinary course of business or (2) of costs and expenses related to this Agreement, the Share Exchange Agreement or the Voting Agreement and the Transactions or the Share Exchange Transactions; or
          (xviii) agree to take any of the foregoing actions or any action which would reasonably be expected to prevent, or materially delay or impede, the satisfaction of any of the conditions set forth in Article VI.
          SECTION 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, no party hereto shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger, the other Transactions or the Share Exchange Transactions without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with, or rules and regulations of, any national securities exchange (including the Listing Rules and the Disclosure and Transparency Rules), as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party where practicable). The Company shall, and shall cause its Subsidiaries to, cooperate and consult with Parent with respect to any broadly disseminated communications of a general nature to employees (including general communications relating to benefits and compensation) or Clients relating to the Transactions or the Share Exchange Transactions prior to making any such communications and shall consider in good faith all comments reasonably proposed by Parent and its counsel.
          SECTION 5.7 Access to Information; Confidentiality.

          (a) Except as prohibited by Law or any obligation of confidentiality of the Company or its Subsidiaries, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, Contracts, books and records, correspondence, personnel, representatives, accountants and advisors, and furnish promptly to Parent such other information concerning the Company’s and its Subsidiaries’ businesses and properties as Parent may reasonably request (provided, further, that the Company shall use its commercially reasonable efforts to (i) obtain the required consent of such third party to provide such access or disclosure, (ii) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and/or (iii) enter into a joint defense agreement or implement such other commercially reasonable techniques if doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such attorney-client privilege, as applicable).
          (b) Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated March 1, 2010, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).
          (c) No investigation, or information received, pursuant to this Section 5.7 will modify any of the representations and warranties of the parties hereto.
          SECTION 5.8 Indemnification and Insurance.
          (a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall (i) indemnify, defend and hold harmless the past and present directors and officers (including for the avoidance of doubt persons holding similar positions, such as managers of a limited liability company) of the Company and its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel, experts and litigation consultants, and the cost of any appeal bonds) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative, each a “Proceeding”), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director, officer or employee of the Company or of a Subsidiary of the Company or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or of a Subsidiary of the Company or taken at the request of the Company or of a Subsidiary of the Company (including in connection with serving at the request of the Company or of a Subsidiary of the Company as a director or officer of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions or the Share Exchange Transactions), to the fullest extent permitted under applicable Law and as provided under the certificate of incorporation and by-laws of the Company and under any indemnification agreements (the “Indemnification Agreements”) as in effect on the date of this Agreement. The Surviving Corporation shall advance all fees and expenses (including without limitation fees and expenses of legal counsel, experts, litigation consultants, and the cost of any appeal bonds) incurred by Indemnitee in connection with any Proceeding within ten (10) Business Days after the receipt by the Surviving Corporation of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. The Indemnitee shall qualify for advances, to the fullest extent permitted under applicable Law, solely upon the execution and delivery to the Surviving Corporation of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Organizational Documents of the Surviving Corporation, applicable Law or otherwise. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Organizational Documents of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date of this Agreement in the Organizational Documents of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.
          (b) Parent and the Surviving Corporation shall maintain and extend all directors’ and officers’ liability insurance policies (both primary and any and all excess policies) maintained by the Company on the date of this Agreement (collectively, the “Current D&O Policies”) for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions or the Share Exchange Transactions; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the covered persons; provided, further, that if the Current D&O Policies expire or are terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, then Parent or the Surviving Corporation shall obtain substantially similar D&O insurance; provided further, however, that in no event shall Parent be required to pay aggregate premiums for such similar insurance in excess of 300% of the last annual premiums paid in the aggregate by the Company for the Current D&O Policies, as set forth on Section 5.8 of the Company Disclosure Schedule (the “Maximum Premium”). In lieu of the foregoing, the Company may obtain one or more prepaid and non-cancelable directors’ and officers’ insurance tail policies applicable for the period of six (6) years commencing at the Effective Time (including with respect to acts or omissions in connection with the Transactions or the Share Exchange Transactions) and ending on the six (6)-year anniversary of the Effective Time (the “D&O Tail Period”); such insurance policies shall provide at least the same coverage with respect to amounts, scope, terms and conditions as the Current D&O Policies; provided, that the aggregate premium for such prepaid policies shall not exceed the Maximum Premium, and provided, further, that if the Company is unable to obtain, prior to the Effective Time, insurance tail policies meeting the above requirements, the Company may instead obtain prior to the Effective Time as much comparable insurance for the D&O Tail Period as reasonably practicable for an aggregate policy premium not in excess of the Maximum Premium.
          (c) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.
          SECTION 5.9 Section 16 Matters. Prior to the Effective Time, the parties hereto shall cooperate to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in the Transactions or the Share Exchange Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the interpretative guidance set forth by the SEC with respect to such matters.
          SECTION 5.10 Delisting; Deregistration. Parent shall use its reasonable best efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange, and de-registered under the Exchange Act, as promptly as practicable following the Effective Time.
          SECTION 5.11 Notification of Certain Matters; Reports.
          (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or the Share Exchange Transactions, (ii) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or the Share Exchange Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (iii) any material actions, suits, claims, investigations or legal or regulatory proceedings commenced or, to the Knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, (iv) any actions, suits, claims, investigations or legal or regulatory proceedings which relate to the Transactions or the Share Exchange Transactions, and (v) the discovery of any fact, circumstance or failure to perform, or the occurrence or non-occurrence of any event, which, individually or in the aggregate, if the same were occurring or continuing as of the Closing Date, would give rise to the failure of a condition set forth in Section 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as applicable; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) affect the remedies available to, or the conditions in Article VI to the obligations of, the party receiving such notice.
          (b) The Company shall deliver to Parent the information and reports listed on Exhibit 5.11(b).
          SECTION 5.12 Securityholder Litigation. Company and the Parent shall reasonably cooperate in connection with the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions or the Share Exchange Transactions, and shall not settle or offer to settle any such litigation without Parent’s prior consent.
          SECTION 5.13 Consolidation. The Company shall, and shall cause its Subsidiaries and GLG Partners Services LP and GLG Partners LP to, use reasonable best efforts to amend their respective Contracts, effective on or before Closing, with the effect that funds under management by any of them would not be required to be included in the consolidated accounts of Parent immediately following Closing under International Financial Reporting Standards as applied by Parent (which efforts shall include, without limitation, accepting the reasonable directions of Parent’s external auditor).
          SECTION 5.14 Warrant Tender Offers. The Company shall, and may cause its Subsidiaries to, use their respective reasonable best efforts to commence, at such time as mutually agreed between Parent and the Company after the date hereof and prior to the Closing Date, offers to purchase with respect to all of the Warrants at a price of $0.129 per Warrant (collectively, the “Warrant Offers”), and Parent shall assist the Company in connection therewith. Notwithstanding anything to the contrary, the closing of the Warrant Offers shall be conditioned on the completion of the Merger and the Warrant Offers shall otherwise be consummated in compliance with applicable Laws and SEC rules and regulations. Parent shall ensure that, at the Effective Time, the Surviving Corporation has all funds necessary in connection with any such Warrant Offer. Parent shall (i) upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the actions of the Company and its Subsidiaries contemplated by this Section 5.14 and (ii) indemnify and hold harmless the Company and its Subsidiaries from and against any and all claims, losses and damages suffered or incurred by any of them in connection with the Warrant Offers.
ARTICLE VI
CONDITIONS PRECEDENT
          SECTION 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or, to the extent permitted under Law, waiver by Parent and the Company other than the condition set forth in clause (a) below, which may not be waived) on or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been received.
          (b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been received.
          (c) Antitrust and Other Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated. In addition, (i) any waiting period (and any extension thereof) applicable to the

Merger under other Antitrust Laws listed on Exhibit D shall have expired or been terminated, and all consents, approvals and authorizations of any Governmental Authority required of Parent, the Company or any of their respective Subsidiaries under such Antitrust Laws to consummate the Merger shall have been obtained; (ii) the Governmental Authorities listed on Exhibit E shall have Approved the Transactions and (iii) each other Governmental Authority shall have Approved the Transactions where, in the absence of such approval, the consummation of the Merger would be unlawful in any jurisdiction.
          (d) No Restraints. No Law, injunction, order, judgment, ruling or decree enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) of competent jurisdiction located in the United States, or in a jurisdiction outside of the United States in which the Company, Parent or any of their respective Subsidiaries engages in material business activities, shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or the Share Exchange or making the consummation of the Merger or the Share Exchange illegal.
          SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted under Law, waiver by Parent) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representation and warranty of the Company contained in Sections 3.11(b) and 3.13(b) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date; (ii) the representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.3, 3.4(a), 3.7 and 3.8 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except for de minimis inaccuracies; (iii) the representations and warranties of the Company contained in Section 3.9(a), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date); and (iv) all other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except (in the case of this clause (iv)) for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Share Exchange. The transactions contemplated by the Share Exchange Agreement shall have been consummated.

          (d) Certificates.
          (i) Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying on behalf of the Company that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.
          (ii) Parent shall have received from the Company a certificate, dated as of the Share Exchange Closing Date, in the form attached hereto as Exhibit F. In connection with the delivery of the certificate, the Company shall comply with the notification requirements set forth in Treasury Regulations Section 1.897-2(h)(2).
          SECTION 6.3 Additional Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or, to the extent permitted under Law, waiver by the Company) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except for such failures to be true and correct that, individually and in the aggregate, do not prevent Parent or Merger Sub from consummating the Merger.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
          (c) Certificate. The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying on behalf of Parent that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION
          SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by the mutual written consent of the Company and Parent; or
          (b) by either of the Company or Parent, if:
          (i) the Merger shall not have been consummated on or before December 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the Outside Date;
          (ii) (A) any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable or (B) there shall be a final non-appealable denial of any regulatory approval required by Section 6.1(b); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of the issuance of such final, non-appealable Restraint or denial of regulatory approval;
          (iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, as permitted by this Agreement, other than in the circumstances contemplated by Section 7.1(c)(ii);
          (iv) the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, as permitted by this Agreement, other than in the circumstances contemplated by Section 7.1(d)(iii); or
          (c) by Parent, if:
          (i) (A) a failure to perform or breach of any of the Company’s covenants or agreements set forth in Section 5.1 or 5.3 of this Agreement shall have occurred or (B) a failure to perform or breach of any of the Company’s representations, warranties, covenants or agreements set forth in this Agreement (other than as set forth in clause (A) of this Section 7.1(c)(i)) shall have occurred, which failure to perform or breach (1) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (2) cannot be cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, shall not have been cured within twenty (20) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(i) shall not be available to the Parent if it is then in material breach under this Agreement;
          (ii) other than in the circumstances contemplated by Section 7.1(d)(i) or 7.1(d)(iii), (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or (C) the Board of Directors of the Company or an authorized committee thereof shall not have (1) rejected any publicly disclosed Takeover Proposal within ten (10) days of the public disclosure thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) and (2) publicly reconfirmed the Company Board Recommendation within five

(5) days after receipt of a written request from Parent that it do so following the making by any Person of a publicly disclosed Takeover Proposal; or
          (iii) after the date hereof, a Company Material Adverse Event shall have occurred; or
          (d) by the Company:
          (i) if a failure to perform or breach of any of Parent’s or Mergers Sub’s representations, warranties, covenants or agreements set forth in this Agreement shall have occurred, which failure to perform or breach (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) cannot be cured by Parent and Merger Sub by the Outside Date or, if capable of being cured by Parent and Merger Sub by the Outside Date, shall not have been cured within twenty (20) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to the Company if it is then in material breach under this Agreement;
          (ii) prior to the receipt of the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal in accordance with Section 5.3, if concurrently with such termination the Company enters into one or more definitive Company Acquisition Agreements providing for such Superior Proposal and prior to or concurrently with such termination the Company shall have paid to Parent the Company Termination Fee due under Section 7.3(b); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 7.1(d)(ii) unless the Company, its Subsidiaries and Representatives shall have complied in all respects with the conditions of Section 5.3 that the Company is required to satisfy before taking action pursuant to this Section 7.1(d)(ii); or
          (iii) the Board of Directors of Parent shall have either (a) not made the Parent Recommendation in the Shareholder Circular or (b) withdrawn, qualified or adversely modified the Parent Recommendation once contained in the Shareholder Circular, other than in the circumstances contemplated by Section 7.1(c).
          SECTION 7.2 Effect of Termination.
          (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the Confidentiality Agreement in accordance with its terms, Section 5.7(b), this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

          (b) The party desiring to terminate this Agreement pursuant to Section 7.1 (other than under clause (a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 8.11, specifying the provision or provisions hereof pursuant to which such termination is effected.
          SECTION 7.3 Fees and Expenses.
          (a) Except as otherwise provided below in this Section 7.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, except that expenses incurred in connection with the printing and mailing of the Proxy Statement and notices or other filings with Governmental Authorities under any Antitrust Laws shall be shared equally by Parent and the Company.
          (b) If after the date of this Agreement:
          (i) (A) a Takeover Proposal shall have been made to the Company (or to the Company’s stockholders generally), or any Person shall have announced (or otherwise made known to the Board of Directors of the Company) an intention (whether or not conditional) to make a Takeover Proposal, and
               (B) following the occurrence of an event described in the preceding clause (A) (provided that, in the case of a termination pursuant to Section 7.1(b)(iii), such event shall have occurred prior to the Company Stockholder Meeting), this Agreement shall have been terminated (1) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or (2) by Parent pursuant to Section 7.1(c)(i), and
               (C) within twelve (12) months of the date this Agreement is terminated as described in the preceding clause (B), the Company enters into one or more definitive Company Acquisition Agreements with respect to, or consummates a transaction contemplated by, any Takeover Proposal (provided that for purposes of this clause (C), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “40%”); or
          (ii) this Agreement shall have been terminated by Parent pursuant to Section 7.1(c)(ii); or
          (iii) this Agreement shall have been terminated by the Company pursuant to Section 7.1(d)(ii), then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay the Company Termination Fee to Parent by wire transfer of immediately available funds to an account to be designated by Parent. “Company Termination Fee” shall mean an amount equal to $48,000,000 (inclusive of any applicable VAT or its equivalent).
          (c) If this Agreement shall have been terminated by (i) the Company or Parent pursuant to Section 7.1(b)(iii) or (ii) Parent pursuant to Section 7.1(c)(i) prior to the Company

Stockholders Meeting and the Company’s breach or failure triggering such termination shall have been a breach of (or failure to comply with) the Company’s obligations under Section 5.1 or Section 5.3, and, in each case, no Company Termination Fee is payable in respect thereof pursuant to Section 7.3(b), then the Company shall pay to Parent (by wire transfer of immediately available funds to an account to be designated by Parent) an amount equal to the Parent Expenses (as defined below), and the Company shall remain obligated to pay to Parent the Company Termination Fee (less the amount of Parent Expenses previously actually paid to Parent pursuant to this sentence) if the Company Termination Fee becomes payable pursuant to Section 7.3(b). “Parent Expenses” shall mean the lesser of (i) all out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors and investment bankers) incurred by or on behalf of Parent or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the filing of any required notices under applicable Antitrust Laws or other regulations and (ii) $15,000,000 (the “Cap Amount”).
          (d) If this Agreement shall have been terminated by the Company or Parent pursuant to Section 7.1(b)(iv) then Parent shall pay to the Company (by wire transfer of immediately available funds to an account to be designated by the Company) an amount equal to the Company Expenses. “Company Expenses” shall mean the lesser of (i) all out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisers and investment bankers) incurred by or on behalf of the Company or its Affiliates (other than the Controlling Holders) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement (and the filing of any required notices under applicable Antitrust laws or other regulations) and (ii) the Cap Amount.
          (e) If this Agreement shall have been terminated by the Company pursuant to Section 7.1(d)(iii), then Parent shall pay the Parent Termination Fee to the Company by wire transfer of immediately available funds to an account to be designated by the Company. “Parent Termination Fee” shall mean an amount equal to $48,000,000 (inclusive of any applicable VAT or its equivalent).
          (f) Any payment required to be made pursuant to Section 7.3(b)(i) shall be made to Parent promptly following the earlier execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal as described in Section 7.3(b)(i) (and in any event not later than three (3) Business Days after delivery to the Company of notice of demand for payment thereunder); any payment required to be made pursuant to Section 7.3(b)(ii) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than three (3) Business Days after delivery to the Company of notice of demand for payment thereunder); any payment required to be made pursuant to Section 7.3(e) shall be made by Parent promptly following termination of this Agreement by the Company pursuant to Section 7.1(d)(iii) (and in any event not later than three (3) Business Days after delivery to Parent of notice of demand for payment thereunder); and, in circumstances in which Parent Expenses or Company Expenses are payable, such payment shall be made to Parent or the Company, as applicable, not later than three (3) Business Days after delivery to the Company or to Parent, as applicable, of an itemization setting forth in reasonable detail such Parent Expenses or Company Expenses.

          (g) In the event that (i) the Company shall fail to pay the Company Termination Fee and/or Parent Expenses or (ii) Parent shall fail to pay the Parent Termination Fee or the Company Expenses, in each case, as required pursuant to this Section 7.3 when due, such unpaid Company Termination Fee or Parent Expenses or Parent Termination Fee or Company Expenses, as the case may be, shall accrue interest for the period commencing on the date the Company Termination Fee or Parent Expenses or Parent Termination Fee or Company Expenses, as the case may be, became past due, at a rate equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. In addition, if (x) the Company shall fail to pay the Company Termination Fee or Parent Expenses or (y) Parent shall fail to pay the Parent Termination Fee or Company Expenses, as the case may be, when due, the Company or Parent, as applicable, shall also pay to the other party all of such other party’s reasonable and documented out-of-pocket attorneys’ fees and other costs and expenses in connection with efforts to collect the Termination Fee or Parent Expenses or the Parent Termination Fee or Company Expenses, as the case may be.
          (h) Each of the parties hereto acknowledges that the covenants and agreements contained in this Section 7.3 are an integral part of the Transactions.
          (i) Notwithstanding anything in this Agreement to the contrary (including anything in Section 7.2 or 8.8), in the event that the Company Termination Fee is paid in accordance with this Section 7.3, the payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company or any of its Affiliates with respect to any breach by the Company, or termination, of this Agreement or the failure of the Merger to be consummated. Notwithstanding anything in this Agreement to the contrary (including anything in Section 7.2 or 8.8), in the event that the Parent Termination Fee is paid in accordance with this Section 7.3, the payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent or any of its Affiliates with respect to any breach by Parent or Merger Sub, or termination, of this Agreement or the failure of the Merger to be consummated.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.1 Survival. The representations, warranties, covenants and agreements in this Agreement (or pursuant to any certificate delivered pursuant to Section 6.2 or Section 6.3) shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (a) the covenants and agreements set forth in Article II and Section 5.8, and any other covenant or agreement set forth in this Agreement which contemplates performance after the Effective Time, shall survive the Effective Time, and (b) the covenants and agreements set forth in Sections 5.7(b), 7.2, 7.3 and this Article VIII shall survive termination. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
          SECTION 8.2 Amendments; Waivers; Etc.

          (a) At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
          (b) At any time prior to the Effective Time, any party may, subject to Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto, (iii) waive compliance by the other party with any of the agreements contained herein or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (c) Parent shall ensure that neither the Share Exchange Agreement nor the Voting Agreement shall be amended, modified or waived in any manner prior to the Effective Time without the prior written consent of the Company and the approval of the Special Committee.
          SECTION 8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
          SECTION 8.4 Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Exhibits hereto, the Voting Agreement, the Share Exchange Agreement, the Lock-Up Agreements (as defined in the Share Exchange Agreement) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
          SECTION 8.5 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 5.8.
          SECTION 8.6 Governing Law. This Agreement, all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflicts of Law principles (whether of the State of

Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          SECTION 8.7 Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (the “Agreed Courts”) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Without limiting other means of service of process permissible under applicable Law, each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.11 shall be effective service of process for any suit or proceeding in connection with this Agreement. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Agreed Court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.
          SECTION 8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          SECTION 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, telecopy faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
          If to Parent or Merger Sub, to:
Man Group plc
Sugar Quay
Lower Thames Street
London
EC3R 6DU
Attention: Stephen Ross
Jasveer Singh
Fax: +44 20 7144 2001
          with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax: (212) 310 8007
Attention: Jane McDonald
Danielle D. Do
          If to the Company, to:
GLG Partners, Inc.
399 Park Avenue, 38th Floor
New York, New York 10022
Attention: Alejandro San Miguel
Fax: (212) 224-7244
          with a copies (which shall not constitute notice) to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Allen Miller
Marc Alpert
 Sey-Hyo Lee
 Fax: (212) 541-5369
          and to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166-4193
Attention: William J. Grant
Terrence R. Brady
 Fax: (212) 294-4700

or such other address or telecopy fax number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
          SECTION 8.12 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
          “5.3 Notice” has the meaning set forth in Section 5.3(b).
          “Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(e)(i).
          “Adjusted Assets Under Management” shall mean, with respect to each account of each Client and each Fund, as of a specified date, the amount of assets under management by the Company or any of its Subsidiaries in such account as of the Base Date, as adjusted, in the case of any determination of Adjusted Assets Under Management after the Base Date, to reflect additions and withdrawals of funds, new accounts and terminated accounts during the period after the Base Date through and including such specified date. For the avoidance of doubt, (i) the calculation of Adjusted Assets Under Management shall not take into account any distributions of interest, dividends, income or capital gains from any account (or reinvestments of such distributions) or any increase or decrease in assets under management due to market appreciation or depreciation and any currency fluctuations after the Base Date, (ii) additions and contributions shall be taken into account only when actually funded and withdrawals shall be taken into account when they are actually funded only out of such account or, if earlier, the date on which the Company, any of its Subsidiaries or any Fund receives notice communicating an intention to withdraw any assets from an existing account and/or Fund (unless such notice has been revoked prior to the applicable date), (iii) any assets under management for any account (including any Fund) for which the Company or any of its Subsidiaries act as investment adviser and subadviser shall be counted only once, and (iv) any assets under management for any set of accounts (including any Fund) one of which invests in the other shall be counted only once if the Company or any of its Subsidiaries act as an investment adviser to both, except to the extent that an investment management fee is payable to one or more of the Company and any of its Subsidiaries in respect of both accounts.
          “Advisers Act” has the meaning set forth in Section 3.13(c).
          “Advisory Agreement” shall mean any Contract, including, without limitation, any investment advisory, management and investment management agreement, entered into by the Company or any of its Subsidiaries for the purpose of providing management, investment advisory or investment management services, including any sub-advisory services, to a Person.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          “Agent” has the meaning set forth in Section 2.2(a).
          “Agreed Courts” has the meaning set forth in Section 8.7.
          “Agreement” has the meaning set forth in the Preamble.
          “Antitrust Laws” has the meaning set forth in Section 5.4(a).
          “Approved” shall mean approved, cleared or decided neither to initiate proceedings nor otherwise to intervene in respect of the Transactions and not to refer the Transactions to any other competent Governmental Authority, and as of the Closing Date such approvals, clearances and decisions shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside or suspended and shall also mean the expiration of any waiting period absent any legally prohibitive objection from the competent Governmental Authority following the notification of the Transactions to that Governmental Authority.
          “Balance Sheet Date” has the meaning set forth in Section 3.10(c).
          “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).
          “Base Date” shall mean March 31, 2010.
          “Book-Entry Shares” has the meaning set forth in Section 2.1(c).
          “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
          “Cap Amount” has the meaning set forth in Section 7.3(c).
          “Certificate” has the meaning set forth in Section 2.1(c).
          “Certificate of Merger” has the meaning set forth in Section 1.3.
          “Client” shall mean any Person who is (i) party to an Advisory Agreement pursuant to which the Company or any of its Subsidiaries provides management, investment management or investment advisory services, including any sub-advisory services, to such Person, or (ii) an investor in a Fund.
          “Closing” has the meaning set forth in Section 1.2.
          “Closing Date” has the meaning set forth in Section 1.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, the rules and Treasury Regulations promulgated thereunder.

          “Company” has the meaning set forth in the Preamble.
          “Company Acquisition Agreement” has the meaning set forth in Section 5.3(b).
          “Company Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).
          “Company Board Recommendation” has the meaning set forth in Section 5.1(b).
          “Company Common Stock” has the meaning set forth in Section 2.1.
          “Company Disclosure Schedule” is defined in the Preamble to Article III.
          “Company Expenses” has the meaning set forth in Section 7.3(d).
          “Company Intellectual Property” has the meaning set forth in Section 3.17(a).
          “Company Material Adverse Effect” shall mean, with respect to the Company, any change, development, occurrence, event or state of facts that is, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute a Company Material Adverse Effect:
          (i) changes in the United States or European economy, financial markets, political or regulatory conditions generally;
          (ii) changes, developments, occurrences or events generally affecting the alternative investment management industry in Europe (the Company’s “Industry”);
          (iii) the negotiation, execution or announcement of the Transactions and the Share Exchange Transactions or any changes, developments, occurrences, events or states of fact arising therefrom;
          (iv) (A) changes in Law or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions, (B) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (C) any action taken by the Company or its Subsidiaries as required by this Agreement or with the written consent of Parent, or (D) any decline in the market price, or change in trading volume, of the capital stock of the Company, or any failure to meet internal or publicly announced revenue or earnings projections; provided, further, however, that changes, developments, occurrences, events or effects referred to in:
          (x) clauses (i), (ii), (iv)(A) and (iv)(B) of this definition may constitute (and may be taken into account in determining the occurrence or expected occurrence of) a Company Material Adverse Effect to the extent they adversely affect the Company and its Subsidiaries taken as a whole in a disproportionate manner relative to other participants in the Company’s Industry,
          (y) clause (iii) shall not apply with respect to Sections 3.4, 3.5, 3.14 and 4.4; and
          (z) clause (iv)(D) of this definition shall not prevent a determination that the underlying cause of any decline, change or failure referred to therein is a Company Material Adverse Effect.
          “Company Material Contract” has the meaning set forth in Section 3.14.
          “Company Plans” has the meaning set forth in Section 3.16(a).
          “Company Preferred Stock” has the meaning set forth in Section 3.2(a).
          “Company Restricted Shares” shall mean an issued and outstanding share of Company Common Stock granted by the Company pursuant to any of the Company Stock Plans.
          “Company SEC Documents” has the meaning set forth in Section 3.10(a).
          “Company Stock Plans” shall mean the 2007 Restricted Stock Plan, the 2007 Long Term Incentive Plan and the 2009 Long Term Incentive Plan.
          “Company Stock Rights” has the meaning set forth in Section 2.3(b).
          “Company Stockholder Approval” shall mean each of (i) the affirmative vote (in person or by proxy) at the Company Stockholders Meeting (or any adjournment or postponement thereof) of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class, in favor of the adoption of this Agreement and (ii) the affirmative vote (in person or by proxy) at the Company Stockholders Meeting (or any adjournment or postponement thereof) of the holders of a majority of the outstanding shares of Company Common Stock (excluding the Controlling Holders and their Affiliates, Parent and its Affiliates, the Company and its Affiliates (other than the directors who are members of the Special Committee) and employees of the Company) in favor of the adoption of this Agreement.
          “Company Stockholders Meeting” has the meaning set forth in Section 5.1(a).
          “Company Technology” has the meaning set forth in Section 3.17(a).
          “Company Termination Fee” has the meaning set forth in Section 7.3(b).
          “Computer Systems” has the meaning set forth in Section 3.17(f).
          “Confidentiality Agreement” has the meaning set forth in Section 5.7(b).
          “Contract” shall mean any loan or credit agreement, indenture, debenture, note, bond, mortgage, lease, license or other contract, agreement or instrument, in each case, whether oral or written.
          “Controlling Holders” has the meaning set forth in the Preamble.

          “Convertible Notes” has the meaning set forth in Section 3.2(a).
          “Copyrights” has the meaning set forth in Section 3.17(a).
          “Covered Staff” has the meaning set forth in Section 3.16(a).
          “Current D&O Policies” has the meaning set forth in Section 5.8(b).
          “D&O Tail Period” has the meaning set forth in Section 5.8(b).
          “Database Rights” has the meaning set forth in Section 3.17(a).
          “Designs” has the meaning set forth in Section 3.17(a).
          “DGCL” has the meaning set forth in Section 1.1.
          “Disclosure and Transparency Rules” shall mean the UK Disclosure and Transparency Rules of the UK Listing Authority made under Part VI of FSMA.
          “Dissenting Stockholder” has the meaning set forth in Section 2.1(d).
          “Dissenting Shares” has the meaning set forth in Section 2.1(d).
          “Effective Time” has the meaning set forth in Section 1.3.
          “ERISA” has the meaning set forth in Section 3.16(a).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exchange Ratio” has the meaning set forth in the Share Exchange Agreement.
          “Exchangeable Shares” has the meaning set forth in Section 3.2(a).
          “FSMA” shall mean the United Kingdom Financial Services and Markets Act 2000, including any regulations made pursuant thereto.
          “Fund” shall mean any partnership, limited liability company or other collective or pooled investment vehicle or account (whether open ended or close ended) to which the Company or any of its Subsidiaries, directly or indirectly, provides management, investment management, sub-management or sub-investment management or investment advisory services (including, for the avoidance of doubt, any managed account) or acts as sub-manager or sub-investment manager, including each of the entities set forth on Section 3.20(a) of the Company Disclosure Schedule. For the avoidance of doubt, with respect to any collective or pooled investment vehicle or account (whether open ended or close ended) for which the Company or any of its Subsidiaries, directly or indirectly, provides management, advisory or investment management services with respect to a sub-set of or one or more specific portfolios of the assets invested in such vehicle or account, only such sub-set or portfolios shall be deemed to be a Fund for purposes of this Agreement.
          “GAAP” shall mean generally accepted accounting principles in the United States.
          “Goldman” has the meaning set forth in Section 3.7.
          “Goldman Fairness Opinion” has the meaning set forth in Section 3.8(b).
          “Governmental Authority” shall mean any government, court, municipality, regulatory or administrative agency, commission, body or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “IMA” has the meaning set forth in Section 3.20(b)(i).
          “Indemnification Agreement” has the meaning set forth in Section 5.8(a).
          “Indemnitee” has the meaning set forth in Section 5.8(a).
          “Intellectual Property Rights” has the meaning set forth in Section 3.17(a).
          “Investment Company Act” has the meaning set forth in Section 3.13(c).
          “IPO Date” has the meaning set forth in Section 3.10(a).
          “Irish Fund” shall mean any collective investment scheme authorized by the Irish Financial Services Regulatory Authority as a UCITS pursuant to the European Union (Undertakings for Collective Investment in Transferable Securities) Regulations 2003, as amended or as a Non-UCITS pursuant to Part XII of the Companies Act 1990.
          “IRS” shall mean the U.S. Internal Revenue Service.
          “Knowledge” shall mean, the actual knowledge (i.e., not encompassing imputed or similar concepts of knowledge) after due and careful inquiry of, in the case of the Company, the individuals listed on Exhibit H, and in the case of Parent, the individuals listed on Exhibit I.
          “Labor Organization” has the meaning set forth in Section 3.16(j).
          “Law” shall mean any law, statute, code, rule, regulation or ordinance of a Governmental Authority.
          “Licenses” has the meaning set forth in Section 3.13(d).

          “Liens” shall mean any pledge, lien, charge, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance.
          “Listing Rules” has the meaning set forth in Section 4.5.
          “Marks” has the meaning set forth in Section 3.17(a).
          “Maximum Premium” has the meaning set forth in Section 5.8(b).
          “Merger” has the meaning set forth in the Preamble.
          “Merger Consideration” has the meaning set forth in Section 2.1(c).
          “Merger Sub” has the meaning set forth in the Preamble.
          “Moelis” has the meaning set forth in Section 3.7.
          “Moelis Fairness Opinion” has the meaning set forth in Section 3.8(a).
          “Multiemployer Plan” has the meaning set forth in Section 3.16(a).
          “Organizational Documents” shall mean, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.
          “Outside Date” has the meaning set forth in Section 7.1(b)(i).
          “Parent” has the meaning set forth in the Preamble.
          “Parent Disclosure Schedule” has the meaning set forth in the Preamble of
Article IV.
          “Parent Expenses” has the meaning set forth in Section 7.3(c).
          “Parent Material Adverse Effect” has the meaning set forth in Section 4.1.
          “Parent Ordinary Shares” shall mean the ordinary shares of Parent.
          “Parent Recommendation” has the meaning set forth in Section 5.2(b).
          “Parent Shareholder Approval” has the meaning set forth in Section 4.3(b).
          “Parent Shareholders Meeting” has the meaning set forth in Section 5.2(a).

          “Patents” has the meaning set forth in Section 3.17(a).
          “Permit” shall mean a permit, license, franchise or authorization from a Governmental Authority.
          “Permitted Liens” shall mean (i) Liens for Taxes, assessments or other similar charges by Governmental Authorities securing payments not yet due or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens which arise in the ordinary course of business, (iii) such other Liens or imperfections of title that, individually and in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of, or materially impair the existing use of, the property or asset affected by the applicable Lien and (iv) other immaterial Liens.
          “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
          “Proceeding” has the meaning set forth in Section 5.8(a).
          “Prospectus” has the meaning set forth in Section 4.5.
          “Proxy Statement” has the meaning set forth in Section 3.5.
          “Registered Advisers” has the meaning set forth in Section 3.13(d).
          “Registered Intellectual Property” has the meaning set forth in Section 3.17(b).
          “Representatives” has the meaning set forth in Section 5.3(a).
          “Restraint” has the meaning set forth in Section 6.1(d).
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Share Exchange Agreement” has the meaning set forth in the Preamble.
          “Share Exchange Transactions” refers collectively to the Share Exchange Agreement and the transactions contemplated thereby.

          “Shareholders Agreement” shall mean the Company Shareholders Agreement dated as of June 22, 2007 among the Company and the Persons set forth on the signature page thereto.
          “Shareholder Circular” has the meaning set forth in Section 4.5.
          “Shareholders Agreement Waiver” has the meaning set forth in the Recitals.
          “Side Letter” has the meaning set forth in Section 3.14(a)(xv).
          “Software” has the meaning set forth in Section 3.17(a).
          “Special Committee” has the meaning set forth in the Recitals.
          “Subsidiary” when used with respect to the Company, the Surviving Corporation, Parent or any other party, shall mean any corporation, limited liability company, partnership, trust or other entity of which the Company, the Surviving Corporation, Parent or such other party, as the case may be, owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity. For the avoidance of doubt, each of Sage Summit LP and Lavender Heights Capital LP are Subsidiaries of the Company, and after the Effective Time, of the Surviving Corporation. For purposes of determining whether a Subsidiary is wholly owned, the Exchangeable Shares shall be disregarded. For the avoidance of doubt, the Funds shall not constitute Subsidiaries of the Company or any of its Subsidiaries.
          “Superior Proposal” has the meaning set forth in Section 5.3(e)(ii).
          “Surviving Corporation” has the meaning set forth in Section 1.1.
          “Takeover Proposal” has the meaning set forth in Section 5.3(e)(iii).
          “Tax Returns” shall mean any return, report, claim for refund, estimate, computation, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Taxes” shall mean (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies duties or other assessments, including without limitation all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, deed, assumption, transferee liability, operation of Law, Treasury

Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
          “Taxing Authority” shall mean the IRS, HM Revenue and Customs and any other Governmental Authority responsible for the administration of any Tax or exercising a fiscal, revenue, customs or excise function.
          “Technology” has the meaning set forth in Section 3.17(a).
          “Trade Secrets” has the meaning set forth in Section 3.17(a).
          “Transaction Notice” has the meaning set forth in Section 5.4(f).
          “Transactions” refers collectively to this Agreement and the transactions contemplated hereby and by the Voting Agreement, including the Merger.
          “Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code.
          “UCITS” shall mean a collective investment scheme governed by the Irish regulations on Undertakings for the Collective Investment of Transferable Securities.
          “UKLA” shall mean the United Kingdom Financial Services Authority acting in its capacity as the competent authority in the United Kingdom under Part VI of FSMA.
          “VAT” means value added tax as provided for in the VATA and any other tax of a similar nature.
          “VATA” means, in the United Kingdom, the Value Added Tax Act 1994 and, in any other jurisdiction, any equivalent registration.
          "Voting Agreement” has the meaning set forth in the Recitals.
          "Warrants” has the meaning set forth in Section 3.2(a).
          SECTION 8.13 Interpretation.
          (a) When a reference is made in this Agreement to an Article, a Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” A “willful” breach of this Agreement shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, where breaching was the conscious objective of the act or failure to act. All terms defined in this Agreement shall have the defined meanings when used in any Schedule or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.
          (b) The Company Disclosure Schedule and Parent Disclosure Schedule shall identify items of disclosure by reference to a particular section or subsection of this Agreement; provided, that any matter disclosed with respect to one section or subsection of this Agreement shall be deemed disclosed for purposes of all other sections or subsections of this Agreement to the extent its relevance to such other sections or subsections is reasonably apparent.
          (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          SECTION 8.14 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MAN GROUP PLC
By:	/s/ Stephen Ross
	Name:	Stephen Ross
	Title:	General Counsel

ESCALATOR SUB 1 INC.
By:	/s/ John B. Rowsell
	Name:	John B. Rowsell
	Title:	President

GLG PARTNERS, INC.
By:	/s/ Alejandro San Miguel
	Name:	Alejandro San Miguel
	Title:	General Counsel and Corporate Secretary